Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

M&T BANK CORPORATION,

HUDSON CITY BANCORP, INC.

and

WILMINGTON TRUST CORPORATION

Dated as of August 27, 2012

- i -

(Continued)

- ii -

(Continued)

- iii -

(Continued)

- iv -

INDEX OF DEFINED TERMS

Section
Acquisition Proposal	6.8(b)
Affiliate	9.5(c)(i)
Agreement	Preamble
Bank Merger	1.8
Bank Merger Certificates	1.8
Bankruptcy and Equity Exception	3.3(a)
BHC Act	4.1(a)
Burdensome Condition	6.1(d)
Business Day	9.5(c)(ii)
Cash Designated Shares	2.3(f)(ii)(B)
Cash Election Shares	2.3(b)
Chosen Courts	9.7
Closing	1.2
Closing Date	1.2
Closing Price	2.1(b)
Code	Recitals
Collective Bargaining Agreement	3.24
Confidentiality Agreement	6.2(b)
Covered Employees	6.5(a)
Delaware Certificate of Merger	1.3
Delaware Secretary	1.3
Department of Labor	3.11(a)
Derivative Contract	3.23
DGCL	1.1
DIF	3.1(c)
Dissenting Shares	2.2
Dissenting Shareholder	2.2
DPC Common Shares	2.1(a)
Effective Time	1.3
Election Deadline	2.3(b)
Election Form	2.3(a)
Election Form Record Date	2.3(a)
Eligible Hudson Covered Employees	6.5(a)(iii)
Employees	5.2(q)
Environmental Laws	3.16
ESOP	2.1(a)
ESOP Initial Financed Shares	2.1(a)
ESOP Subsequent Financed Shares	2.1(a)
ERISA	3.11(b)
ERISA Affiliate	3.11(l)
Exception Shares	2.1(a)
Exchange Act	3.5(c)

- i -

Index Of Defined Terms

(Continued)

Section
Exchange Agent	2.4(a)
Exchange Ratio	2.1(b)
Executive Agreement	6.5(c)
FDIC	3.1(c)
Federal Reserve	3.4
GAAP	3.6(a)
Governmental Entity	3.4
HSR Act	3.4
Hudson	Preamble
Hudson Articles	3.1(b)
Hudson Bank	1.8
Hudson Benefit Plans	3.11(l)
Hudson Bylaws	3.1(b)
Hudson Capitalization Date	3.2(a)
Hudson Common Stock	2.1(a)
Hudson Disclosure Schedule	9.12
Hudson DSUs	2.6(a)
Hudson Leased Properties	3.20
Hudson Other Stock Award	2.8(a)
Hudson Owned Properties	3.20
Hudson Performance DSU	2.7(a)
Hudson Preferred Stock	3.2(a)
Hudson Real Property	3.20
Hudson Regulatory Agreement	3.5(b)
Hudson Retiree Welfare Plans	6.5(a)
Hudson SEC Reports	3.5(b)
Hudson Severance Plan	6.5(a)
Hudson Shareholder Approval	3.3(a)
Hudson Shareholder Meeting	6.3(a)
Hudson Stock Option	2.5(a)
Hudson Stock Plans	2.5(c)
Hudson Termination Fee	8.3(a)(ii)
Indemnified Persons	6.6(a)
Intellectual Property	3.19(e)(i)
IRS	3.11(a)
IT Assets	3.19(e)(ii)
Joint Proxy Statement	3.4
Knowledge	9.5(c)(iii)
Licensed Intellectual Property	3.19(e)(iii)
Liens	3.2(c)
Loans	3.25(a)
M&T	Preamble
M&T Articles	4.1(b)
M&T Bank	1.8

- ii -

Index Of Defined Terms

(Continued)

Section
M&T Board	1.6
M&T Bylaws	4.1(b)
M&T Capitalization Date	4.2(a)
M&T Common Stock	2.1(b)
M&T Disclosure Schedule	9.12
M&T Preferred Stock	4.2(a)
M&T Regulatory Agreement	4.5(b)
M&T SEC Reports	4.5(c)
M&T Series A Preferred Stock	4.2(a)
M&T Series C Preferred Stock	4.2(a)
M&T Shareholder Approval	4.3(a)
M&T Shareholder Meeting	6.3(b)
M&T Stock Plans	4.2(a)
M&T Termination Fee	8.3(b)(ii)
Mailing Date	2.3(a)
Material Adverse Effect	3.8
Material Contract	3.15(a)
Merger	Recitals
Merger Consideration	2.1(b)
Merger Sub	Preamble
Merger Sub Capitalization Date	4.2(a)
Merger Sub Common Stock	2.9
Multiemployer Plan	3.11(f)
New Certificates	2.4(a)
No Election Shares	2.3(b)
Nonqualified Deferred Compensation Plan	3.11(c)
NYSE	2.1(b)
OCC	3.5(a)
Old Certificate	2.1(c)
Old Shares	2.1(c)
Outside Date	8.1(b)(ii)
Outstanding Hudson Common Stock	3.2(a)
Owned Intellectual Property	3.19(e)(iv)
Patents	3.19(e)(i)
PBGC	3.11(e)
Per Share Cash Consideration	2.1(b)
Per Share Stock Consideration	2.1(b)
Permitted Encumbrances	3.20
Person	9.5(c)(iv)
Pledged ESOP Initial Financed Shares	2.1(a)
Premium Cap	6.6(b)
Previously Disclosed	9.12
Qualified Plans	3.11(d)
Registered	3.19(e)(v)

- iii -

Index Of Defined Terms

(Continued)

Section
Registration	3.19(e)(v)
Registration Statement	3.4
Regulatory Agencies	3.5(a)
Regulatory Approvals	3.4
Related Party Contract	3.26
Representatives	6.8(a)
Requisite Regulatory Approvals	7.1(e)
Sarbanes-Oxley Act	3.5(b)
SEC	3.4
Securities Act	3.2(a)
Significant Subsidiary	3.1(c)
SRO	3.5(a)
Stock Designated Shares	2.3(f)(i)(B)
Stock Election Shares	2.3(b)
Subsidiary	3.1(c)
Subsidiary Plan of Merger	1.8
Superior Proposal	6.8(b)
Surviving Company	Recitals
Takeover Laws	3.10
Target Cash Conversion Amount	2.3(e)
Tax	3.17(g)
Tax Return	3.17(g)
Trade Secrets	3.19(e)(i)
Trademarks	3.19(e)(i)
Trust Account Common Shares	2.1(a)
Voting Debt	3.2(a)
Warrant	4.2(a)

- iv -

AGREEMENT AND PLAN OF MERGER, dated as of August 27, 2012 (this “Agreement”), by and among M&T Bank Corporation, a New York business corporation (“M&T”), Hudson City Bancorp, Inc., a Delaware corporation (“Hudson”) and Wilmington Trust Corporation, a Delaware corporation and direct, wholly owned Subsidiary of M&T (“Merger Sub”).

RECITALS

A. The Boards of Directors of Hudson, M&T and Merger Sub have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement, in which Hudson will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Merger Sub (the “Merger”), with Merger Sub as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Company”).

B. The parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

C. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time Hudson shall merge with and into Merger Sub. Merger Sub shall be the Surviving Company in the Merger and shall continue its existence under the laws of the State of Delaware. As of the Effective Time, the separate corporate existence of Hudson shall cease.

Section 1.2 Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of Sullivan & Cromwell LLP, counsel to Hudson, on a date to be specified by the parties, which date shall be no later than three Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions), unless another date, time or place is agreed to in writing by M&T and Hudson. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.3 Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, M&T shall cause to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”), a Certificate of Merger (the “Delaware Certificate of Merger”) as provided in Section 251 of the DGCL. The Merger shall become effective as of the date and time specified in the Delaware Certificate of Merger (such date and time, the “Effective Time”).

Section 1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Hudson shall vest in Surviving Company, and all debts, liabilities and duties of Hudson shall become the debts, liabilities and duties of the Surviving Company. The Surviving Company shall assume the liquidation account of Hudson at the Effective Time in accordance with 12 C.F.R. § 239.62, and thereafter shall administer the liquidation account in accordance therewith.

Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Company. The certificate of incorporation and bylaws of the Surviving Company shall be the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time, until duly amended in accordance with the respective terms thereof and applicable law.

Section 1.6 Directors; Regional Matters.

(a) M&T shall take all appropriate action so that, as of the Effective Time and subject to and in accordance with the M&T Bylaws, the number of directors constituting the Board of Directors of M&T (the “M&T Board”) shall be increased by one and Hudson’s CEO shall be appointed as a director of M&T with a term expiring at the first annual meeting of M&T shareholders following the Effective Time.

(b) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company and shall hold office until their respective successors are duly elected or appointed, or their earlier death, resignation or removal.

(c) As promptly as practicable following the Effective Time, M&T will invite all members of the Board of Directors of Hudson as of the date of this Agreement (other than the member who is elected to the M&T Board) to serve until the third (3rd) anniversary of the Closing Date as paid members of a regional advisory board in accordance with the terms set forth in Section 1.6(c) of the Hudson Disclosure Schedule, the function of which will be to advise M&T with respect to deposit and lending activities in Hudson Bank’s former market area and to maintain and develop customer relationships.

Section 1.7 Officers. Except as otherwise provided herein, the officers of the Surviving Company immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office until their respective successors are duly appointed, or their earlier death, resignation or removal.

Section 1.8 Bank Merger. Immediately following the Merger, Hudson City Savings Bank, a federal savings association and wholly owned Subsidiary of Hudson (“Hudson Bank”), will merge (the “Bank Merger”) with and into Manufacturers and Traders Trust Company, a bank chartered under the laws of the State of New York and a wholly owned Subsidiary of M&T (“M&T Bank”). M&T Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence under the name Manufacturers and Traders Trust Company, and, following the Bank Merger, the separate existence of Hudson Bank shall cease. The parties agree that the Bank Merger shall become effective immediately following the Effective Time. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, in a form to be specified by M&T in consultation with Hudson (the “Subsidiary Plan of Merger”). In order to obtain the necessary state and federal Regulatory Approvals for the Bank Merger, M&T and Hudson shall cause the following to be accomplished prior to the filing of applications for Regulatory Approval: (i)(A) Hudson shall cause Hudson Bank to approve the Subsidiary Plan of Merger, (B) Hudson, as the sole shareholder of Hudson Bank, shall approve the Subsidiary Plan of Merger and (C) Hudson shall cause the Subsidiary Plan of Merger to be duly executed by Hudson Bank and delivered to M&T, and (ii)(A) M&T shall cause M&T Bank to approve the Subsidiary Plan of Merger, (B) M&T, as the sole shareholder of M&T Bank, shall approve the Subsidiary Plan of Merger and (C) M&T shall cause the Subsidiary Plan of Merger to be duly executed by M&T Bank and delivered to Hudson. Prior to the Effective Time, Hudson shall cause Hudson Bank, and M&T shall cause M&T Bank, to execute such certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time. M&T shall take all appropriate action so that, as of the Effective Time and subject to and in accordance with the organizational documents of M&T Bank, the number of directors constituting the Board of Directors of M&T Bank shall be increased by one and Hudson’s CEO shall be appointed as a director of M&T Bank.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF

CONSTITUENT CORPORATIONS;

DELIVERY OF MERGER

CONSIDERATION

Section 2.1 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of M&T, Hudson or the holder of any of the following securities:

(a) All shares of common stock, par value $0.01 per share, of Hudson (the “Hudson Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned, directly or indirectly, by Hudson or M&T (other than (i) shares of Hudson Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, which shall include any shares of Hudson Common Stock held in a rabbi or other trusts for purposes of funding a Hudson Benefit Plan (any such shares, “Trust Account Common Shares”), (ii) shares of Hudson Common Stock held, directly or indirectly, by Hudson or M&T in respect of a debt previously contracted (any such shares, “DPC Common Shares”) and (iii) the ESOP Initial Financed Shares (as defined below)) (collectively, excluding clauses (i), (ii) and (iii), the “Exception Shares”, it being understood and agreed that the Exception Shares shall include (A) the ESOP Subsequent Financed Shares (as defined below) and (B) the number of Pledged ESOP Initial Financed Shares (as defined below) having a value equal to the ESOP’s indebtedness collateralized thereby), shall be cancelled and shall cease to exist, and no stock of M&T or cash (including cash in lieu of fractional shares of Hudson Common Stock) shall be delivered in exchange therefor, except that the cancellation of the ESOP Subsequent Financed Shares and the applicable Pledged ESOP Initial Financed Shares shall be in consideration for the repayment and/or forgiveness in full of the ESOP’s indebtedness collateralized thereby. For purposes of this Agreement, the “ESOP Initial Financed Shares” shall be shares of Hudson Common Stock owned by the Hudson Savings Bank Employee Stock Ownership Plan (the “ESOP”) that either (A) have been allocated to participants in the ESOP or committed as of the Effective Time for release and allocation to participants in the ESOP or (B) were acquired prior to January 1, 2001 and pledged (and not committed for release as of the Effective Time) as collateral for the debt incurred at the time of acquisition of such shares (the “Pledged ESOP Initial Financed Shares”), and the “ESOP Subsequent Financed Shares” shall be those shares of Hudson Common Stock owned by the ESOP that were acquired after January 1, 2001 and pledged (and not committed for release as of the Effective Time) as collateral for the debt incurred at the time of acquisition of such shares.

(b) Subject to Section 2.1(d), each share of Hudson Common Stock (whether or not subject to restriction), including Trust Account Common Shares, DPC Common Shares and ESOP Initial Financed Shares, but excluding all Exception Shares and Dissenting Shares, outstanding immediately prior to the Effective Time shall be converted, in accordance with the procedures set forth in this Article II, into the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Sections 2.3 and 2.4(f), either (i) a number of shares of common stock, par value $0.50 per share, of M&T (the “M&T Common Stock”) equal to the Exchange Ratio (the “Per Share Stock Consideration”) or (ii) an amount in cash equal to the product of the Per Share Stock Consideration and the Closing Price (the “Per Share Cash Consideration”) ((i) and (ii) together, in the aggregate for all such shares of Hudson Common Stock, the “Merger Consideration”). The calculations required by this Section 2.1(b) shall be prepared jointly by M&T and Hudson prior to the Effective Time. For purposes of this Agreement, (i) “Exchange Ratio” means 0.08403, as may be adjusted pursuant to Section 2.1(d), and (ii) “Closing Price” means the average, rounded to the nearest one ten-thousandth of the closing sale prices of M&T Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the ten trading days immediately preceding the Closing Date.

(c) All of the shares of Hudson Common Stock converted into the right to receive the Merger Consideration pursuant to this Article II are hereinafter defined as “Old Shares.” Old Shares shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate or evidence of shares in book-entry form (each, an “Old Certificate”), in each case formerly representing Old Shares, shall thereafter cease to have any rights with respect to such shares, except the right to receive, as applicable, without interest, upon exchange of such Old Certificate in accordance with this Article II (i) any dividends with respect to Hudson Common Stock with a record date prior to the Effective Time but unpaid as of the Effective Time and (ii) the consideration to which he or she may be entitled pursuant to this Article II.

(d) If, between the date of this Agreement and the Effective Time, M&T Common Stock or Hudson Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to provide the holders of Hudson Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.1(d) shall be construed to permit Hudson or M&T to take any action with respect to their respective securities that is prohibited by the terms of this Agreement.

Section 2.2 Appraisal Rights. Each issued and outstanding share of Hudson Common Stock the holder of which has perfected his right to dissent under the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the per share Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. Hudson shall give M&T prompt notice upon receipt by Hudson of any such demands for payment of the fair value of such shares of Hudson Common Stock, any withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”). Hudson shall not, except with the prior written consent of M&T, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the DGCL. Hudson shall give M&T the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company. If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its right to such payment at or prior to the Effective Time, such holder’s shares of Hudson Common Stock shall be converted into a right to receive cash or M&T Common Stock in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time (or the Election Deadline), each share of Hudson Common Stock of such holder shall be treated as a No Election Share.

Section 2.3 Election Procedures.

(a) An election form and other appropriate and customary transmittal materials in such form as M&T and Hudson shall mutually agree (the “Election Form”) shall be mailed 35 days prior to the anticipated Closing Date or on such other date as M&T and Hudson shall mutually agree (the “Mailing Date”) to each holder of record of Hudson Common Stock as of the close of business on the fifth Business Day prior to the Mailing Date (the “Election Form Record Date”).

(b) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (A) the number of shares of such holder’s Hudson Common Stock with respect to which such holder elects to receive the Per Share Stock Consideration (“Stock Election Shares”), (B) the number of shares of such holder’s Hudson Common Stock with respect to which such holder elects to receive the Per Share Cash Consideration (“Cash Election Shares”) or (C) that such holder makes no election with respect to such holder’s Hudson Common Stock (“No Election Shares”). Any Hudson Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York City time, on the 30th day following the Mailing Date (or such other time and date as M&T and Hudson may mutually agree) (the “Election Deadline”) shall also be deemed to be No Election Shares. Notwithstanding anything contained herein to the contrary, any election that may be made with respect to any share to be cancelled pursuant to Section 2.1(a) with respect of the ESOP indebtedness shall be disregarded for purposes of Section 2.3(f).

(c) M&T shall make available one or more Election Forms as may reasonably be requested from time to time by any person who becomes a holder (or beneficial owner) of Hudson Common Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline, and Hudson shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Old Certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Hudson Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form only by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, unless a subsequent properly completed Election Form is submitted and actually received by the Exchange Agent by the Election Deadline, the shares of Hudson Common Stock represented by such Election Form shall become No Election Shares and M&T shall cause the Old Certificates to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of M&T regarding such matters shall be binding and conclusive. Neither M&T nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(e) Notwithstanding any other provision contained in this Agreement, the total number of shares of Hudson Common Stock that will be converted into the right to receive the Per Share Cash Consideration pursuant to Section 2.1 (which, for this purpose, shall be deemed to include the Dissenting Shares) shall equal the sum of (i) 204,338,066 shares of Hudson Common Stock and (ii) the product of (A) 40% and (B) the number of shares of Hudson Common Stock that are issued, from and after the date hereof and prior to the Effective Time, pursuant to the exercise of Hudson Stock Options and Hudson Other Stock Awards outstanding as of the date hereof (such number of shares of Hudson Common Stock, the “Target Cash Conversion Amount”).

(f) Within 10 Business Days after the Effective Time, M&T shall cause the Exchange Agent to effect the allocation among the holders of Hudson Common Stock of rights to receive M&T Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(i) Cash Oversubscribed. If the total number of the Cash Election Shares (which, for this purpose, shall be deemed to include the Dissenting Shares) is greater than the Target Cash Conversion Amount, then:

A.	all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration,

B.	the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process, a sufficient number of shares to receive the Per Share Stock Consideration (“Stock Designated Shares”) such that the aggregate number of shares of Hudson Common Stock that will be paid the Per Share Cash Consideration equals the Target Cash Conversion Amount, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration, and

C.	the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Per Share Cash Consideration.

(ii) Cash Undersubscribed. If the total number of the Cash Election Shares (which, for this purpose, shall be deemed to include the Dissenting Shares) is less than the Target Cash Conversion Amount, then:

A.	all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration,

B.	the Exchange Agent shall then select first from among the No Election Shares, by a random selection process, and then (if necessary) from among the Stock Election Shares, by a pro rata selection process, a sufficient number of shares to receive the Per Share Cash Consideration (“Cash Designated Shares”) such that the aggregate number of shares of Hudson Common Stock that will be paid the Per Share Cash Consideration equals the Target Cash Conversion Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration, and

C.	the Stock Election Shares and the No Election Shares that are not Cash Designated Shares shall be converted into the right to receive the Per Share Stock Consideration.

(iii) Cash Subscriptions Sufficient. If the number of Cash Election Shares (which, for this purpose, shall be deemed to include the Dissenting Shares) is equal to the Target Cash Conversion Amount, then subparagraphs (i) and (ii) above shall not apply and all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by M&T and Hudson.

(g) Notwithstanding any other provision of this Agreement to the contrary, a sufficient number of Cash Election Shares may be converted into the right to receive Per Share Stock Consideration to the extent necessary to secure the tax opinions required by Sections 7.2(d) and 7.3(d).

Section 2.4 Exchange Procedures.

(a) As soon as practicable following the Effective Time, but in no event later than 10 days thereafter, and continuing until the first anniversary of the Effective Time, M&T shall make available on a timely basis or cause to be made available to an exchange agent agreed upon by M&T and Hudson (the “Exchange Agent”) (i) cash in an amount sufficient to allow the Exchange Agent to make all payments that may be required pursuant to this Article II and (ii) certificates, or at M&T’s option, evidence of shares in book entry form, representing the shares of M&T Common Stock (“New Certificates”), each to be given to the holders of Hudson Common Stock in exchange for Old Certificates pursuant to this Article II. Upon such anniversary, any such cash or New Certificates remaining in the possession of the Exchange Agent (together with any earnings in respect thereof) shall be delivered to M&T. Any holder of Old Certificates who has not theretofore exchanged his or her Old Certificates pursuant to this Article II shall thereafter be entitled to look exclusively to M&T, and only as a general creditor thereof, for the consideration to which he or she may be entitled upon exchange of such Old Certificates pursuant to this Article II. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any holder of Old Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(b) Promptly after the Effective Time, but in no event later than ten days thereafter, M&T shall cause the Exchange Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of Hudson Common Stock and who theretofore has not submitted such holder’s Old Certificates with an Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Old Certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Old Certificates in exchange for the consideration to which such person may be entitled pursuant to this Article II. After completion of the allocation procedure set forth in Section 2.3 and upon surrender to the Exchange Agent of an Old Certificate for cancellation together with such letter of transmittal or Election Form, as the case may be, duly executed and completed in accordance with the instructions thereto, the holder of such Old Certificate shall promptly be provided in exchange therefor, but in no event later than ten Business Days after due surrender, a New Certificate and/or a check in the amount to which such holder is entitled pursuant to this Article II, and the Old Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Old Certificates.

(c) If any cash payment is to be made in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the making of such payment of the Per Share Cash Consideration in a name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable. If any New Certificate representing shares of M&T Common Stock is to be issued in the name of other than the registered holder of the Old Certificate surrendered in exchange therefor, it shall be a condition of the issuance thereof that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of M&T Common Stock in a name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) No dividends or other distributions with a record date after the Effective Time with respect to M&T Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of M&T Common Stock represented by the New Certificate.

(e) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Company of Old Shares.

(f) If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by M&T or the Exchange Agent, the posting by such person of a bond in such reasonable amount as M&T or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, M&T or the Exchange Agent shall, in exchange for such lost, stolen or destroyed Old Certificate, pay or cause to be paid the consideration deliverable in respect of the Old Shares formerly represented by such Old Certificate pursuant to this Article II.

(g) Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of M&T Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of M&T Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Hudson Common Stock owned by such holder at the Effective Time) by the Closing Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

Section 2.5 Stock Options.

(a) At the Effective Time, all outstanding and unexercised employee and director options to purchase shares of Hudson Common Stock (each, a “Hudson Stock Option”), whether vested or unvested at the Effective Time, shall then cease to represent an option to purchase Hudson Common Stock and will be converted automatically into options to purchase M&T Common Stock; provided, that with respect to each Hudson Stock Option that is subject to performance-based vesting conditions, the performance-based vesting conditions applicable to such Hudson Stock Option shall be deemed satisfied at the Effective Time. The following shall apply with respect to each Hudson Stock Option after the Effective Time:

(i) the number of shares of M&T Common Stock purchasable upon exercise of each Hudson Stock Option will equal the product of (x) the number of shares of Hudson Common Stock that were purchasable under the Hudson Stock Option immediately before the Effective Time and (y) the Exchange Ratio, rounded down, if necessary, to the nearest whole share; and

(ii) the exercise price per share of M&T Common Stock for each Hudson Stock Option will equal (x) the per share exercise price of the Hudson Stock Option in effect immediately before the Effective Time divided by (y) the Exchange Ratio, rounded up, if necessary, to the nearest cent.

(b) Notwithstanding the foregoing, (i) the exercise price and the number of shares of M&T Common Stock purchasable pursuant to the Hudson Stock Options shall be determined in a manner consistent with any applicable requirements of Section 409A of the Code and (ii) in the case of any Hudson Stock Option to which Section 422 of the Code applies, the exercise price and the number of shares of M&T Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

(c) M&T will assume each Hudson Stock Option as adjusted in accordance with Section 2.5(a) above. Except as specifically provided above, following the Effective Time, each Hudson Stock Option shall continue to be governed by the same terms and conditions (including vesting) as were applicable under such Hudson Stock Option immediately prior to the Effective Time pursuant to the applicable award agreement. As used in this Agreement, the term “Hudson Stock Plans” means the plans set forth in Section 2.5(c) of the Hudson Disclosure Schedule.

Section 2.6 Hudson Deferred Stock Units.

(a) At the Effective Time, each deferred stock unit of Hudson which becomes vested solely based on the continued service of the holder thereof, granted under any of the Hudson Stock Plans that is outstanding immediately prior to the Effective Time (each, a “Hudson DSU”) shall cease to represent a right or award with respect to shares of Hudson Common Stock and shall be automatically converted, at the Effective Time, into an award with respect to M&T Common Stock; provided, however, the following shall apply at the Effective Time: the number of shares of M&T Common Stock subject to the Hudson DSU shall be equal to the product of (i) the number of shares of Hudson Common Stock subject to the Hudson DSU immediately before the Effective Time and (ii) the Exchange Ratio.

(b) M&T will assume each Hudson DSU as adjusted in accordance with Section 2.6(a) above. Except as specifically provided above, following the Effective Time, each Hudson DSU shall continue to be governed by the same terms and conditions (including vesting) as were applicable under such Hudson DSU immediately prior to the Effective Time pursuant to the applicable award agreement.

Section 2.7 Hudson Performance Deferred Stock Units.

(a) Each deferred stock unit award of Hudson which becomes vested in part based on the achievement of performance conditions granted under the Hudson Stock Plans, that is outstanding immediately prior to the Effective Time (the “Hudson Performance DSU”), shall cease to represent a right or award with respect to shares of Hudson Common Stock and shall (i) with respect to each Hudson Performance DSU granted prior to the date hereof the performance-based vesting conditions applicable to such Hudson Performance DSU shall be deemed satisfied at the Effective Time (it being understood that with respect to each such Hudson Performance DSU that is subject to multiple levels of pay-out depending on the level of performance achieved, performance shall be deemed achieved at target level for the applicable performance measurement period and the number of shares earned with respect to such Hudson Performance DSU shall be fixed at target level as of the Effective Time), and, as of the Effective Time: (A) a portion of each then outstanding Hudson Performance DSU award granted prior to the date hereof shall vest in an amount determined by multiplying (x) the number of Hudson Performance DSUs underlying the applicable Hudson Performance DSU award (taking into account the deemed performance described above) by (y) a fraction, the numerator of which is the number of days that have elapsed during the performance measurement period through the Effective Time and the denominator of which is the total number of days in the performance measurement period; and (B) each Hudson Performance DSU that vests in accordance with Section 2.7(a)(i)(A) above shall, subject to M&T’s receipt of an award surrender agreement from the holder thereof acknowledging the treatment of the Hudson equity awards in accordance with this Agreement, be automatically converted into the right to receive a payment in cash as soon as reasonably practicable after the Effective Time (but in no event later than ten Business Days thereafter) equal to the Per Share Cash Consideration less applicable taxes and withholding; and (ii) each Hudson Performance DSU that does not vest pursuant to Section 2.7(a)(i)(A) above including each Hudson Performance DSU granted after the date hereof shall be automatically converted into a right to receive that number of shares of M&T Common Stock as is equal to the Exchange Ratio. Notwithstanding anything in this Section 2.7 to the contrary, the payment in respect of the vested portion of the Hudson Performance DSUs at the Effective Time as provided in Section 2.7(a)(i)(B) shall be delayed to a later date or event as shall comply with Section 409A of the Code as determined to be necessary by Hudson based on written advice of counsel to Hudson, provided that any such later date or event shall be communicated in writing to M&T as soon as reasonably practicable after the date hereof and in any event prior to the Effective Time.

(b) M&T will assume each Hudson Performance DSU that is converted pursuant to Section 2.7(a)(ii) above. Except as specifically provided above, following the Effective Time, each Hudson Performance DSU shall continue to be governed by the same terms and conditions (including vesting) as were applicable under such Hudson Performance DSU immediately prior to the Effective pursuant to the applicable award agreement.

Section 2.8 Hudson Other Stock Awards.

(a) At the Effective Time, each right of any kind, contingent or accrued, to receive shares of Hudson Common Stock or cash payments measured by the value of a number of shares of Hudson Common Stock including, a deferred share of Hudson Common Stock, granted under any of the Hudson Stock Plans, the Hudson Officers’ Deferred Compensation Plan, the Hudson Directors’ Deferred Compensation Plan or otherwise that is outstanding immediately prior to the Effective Time (other than Hudson Stock Options, Hudson DSUs and Hudson Performance DSUs) (each, a “Hudson Other Stock Award”) shall be deemed to be converted into the right to acquire or receive benefits measured by the value of (as the case may be) the number of shares of M&T Common Stock equal to the product of (i) the number of shares of Hudson Common Stock subject to the Hudson Other Stock Award immediately before the Effective Time and (ii) the Exchange Ratio.

(b) M&T will assume each Hudson Other Stock Award as adjusted in accordance with Section 2.8(a) above. Except as specifically provided above, following the Effective Time, each Hudson Other Stock Award shall continue to be governed by the same terms and conditions as were applicable under such Hudson Other Stock Award immediately prior to the Effective Time.

Section 2.9 Required Hudson Action; Effect on M&T Common Stock; Required M&T Action. Prior to the Effective Time, the Board of Directors of Hudson and the Compensation Committee of the Board of Directors of Hudson, as applicable, shall adopt resolutions and take any other necessary action to effectuate the provisions of Sections 2.5 through 2.8. Each share of M&T Common Stock outstanding immediately prior to the Effective Time will remain outstanding. Before the Effective Time, M&T will take all corporate action necessary to authorize for issuance a sufficient number of shares of M&T Common Stock for delivery upon exercise of Hudson Stock Options in accordance with Section 2.5 and for delivery in respect of Hudson DSUs, Hudson Performance DSUs and Hudson Other Stock Awards in accordance with Sections 2.6 through 2.8. As of the Effective Time, M&T will file one or more appropriate registration statements (on Form S-3 or Form S-8, or any successor or other appropriate forms) with respect to the M&T Common Stock underlying the Hudson Stock Options pursuant to Section 2.5 and in respect of Hudson DSUs, Hudson Performance DSUs and Hudson Other Stock Awards pursuant to Sections 2.6 through 2.8.

Section 2.10 Effect on Merger Sub Common Stock. The common stock of Merger Sub, par value $0.01 per share (the “Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall constitute the only outstanding common stock of the Surviving Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF HUDSON

Except as (i) Previously Disclosed or (ii) disclosed in any report, schedule or form publicly filed with, or furnished to, the SEC by Hudson prior to the date hereof and on or after the date on which Hudson filed with the SEC its Annual Report on Form 10-K for its fiscal year ended December 31, 2009 (but disregarding any risk factor disclosures contained under the heading “Risk Factors,” or disclosure of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature), Hudson hereby represents and warrants to M&T and Merger Sub as follows:

Section 3.1 Corporate Organization.

(a) Hudson is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Hudson has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and, except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on Hudson, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Hudson is duly registered as a savings and loan holding company under the Home Owners’ Loan Act of 1933.

(b) True, complete and correct copies of the Restated Articles of Incorporation of Hudson, as amended (the “Hudson Articles”), and the Amended and Restated By-laws of Hudson (the “Hudson Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by Hudson and made available to M&T.

(c) Hudson has Previously Disclosed a list of all its Subsidiaries. Each Subsidiary of Hudson (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on Hudson, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. As used in this Agreement, the term “Subsidiary,” when used with respect to either party, shall have the meaning ascribed to it in Section 2(d) of the BHC Act. The deposit accounts of each of its Subsidiaries that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950, the “DIF”) to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Hudson Bank is a member in good standing of the Federal Home Loan Bank of New York and owns the requisite amount of stock therein. The articles of incorporation, bylaws and similar governing documents of each “Significant Subsidiary” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of Hudson, copies of which have been made available to M&T, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 3.2 Capitalization.

(a) The authorized capital stock of Hudson consists of (i) 3,200,000,000 shares of Hudson Common Stock, of which, as of August 24, 2012 (the “Hudson Capitalization Date”), 528,134,203 shares were issued and outstanding (the “Outstanding Hudson Common Stock”), and (ii) 800,000,000 shares of preferred stock, par value $0.01 per share (“Hudson Preferred Stock”), of which no shares are issued and outstanding. As of the Hudson Capitalization Date, no shares of Hudson Common Stock or Hudson Preferred Stock were reserved for issuance except for (x) shares of Hudson Common Stock reserved for issuance in connection with the exercise of Hudson Stock Options to purchase not more than 27,751,274 shares of Hudson Common Stock granted under the Hudson Stock Plans and outstanding as of the Hudson Capitalization Date, (y) 2,396,462 shares of Hudson Common Stock reserved for issuance in connection with deferred stock units (including both Hudson DSUs and Hudson Performance DSUs) granted under the Hudson Stock Plans and outstanding as of the Hudson Capitalization Date (assuming maximum payout for the Hudson Performance DSUs), and (z) 29,259,956 shares of Hudson Common Stock reserved for issuance pursuant to future awards under the Hudson Stock Plans. As of the Hudson Capitalization Date, there were 442,918.3174 Hudson Other Stock Awards outstanding that require a payment in cash based on the value of a share of Hudson Common Stock. As of June 30, 2012, there were 325,901 shares of Hudson Common Stock held in trust for issuance in settlement of Hudson Other Stock Awards outstanding. The number of unallocated ESOP Initial Financed Shares held as of the Hudson Capitalization Date in the trust established under the ESOP is 18,595,361; the number of ESOP Subsequent Financed Shares held as of the Hudson Capitalization Date in the trust established under the ESOP is 13,156,733; and the number of shares of Hudson Common Stock held as of the Hudson Capitalization Date in the trust established under the ESOP that have been allocated to participants is 9,214,891, all of which shares held in the trust established under the ESOP are included in the Outstanding Hudson Common Stock. All of the issued and outstanding shares of Hudson Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of Hudson are issued or outstanding. Except pursuant to this Agreement, under the Hudson Stock Plans as set forth herein, the Directors’ Deferred Compensation Plan of Hudson, the Officers’ Deferred Compensation Plan of Hudson, the Benefit Maintenance Plan of Hudson Savings Bank and Hudson’s dividend reinvestment plan, Hudson does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of, any amount based on, any shares of Hudson Common Stock, Hudson Preferred Stock, Voting Debt or any other equity securities of Hudson or any securities representing the right to purchase or otherwise receive any shares of Hudson Common Stock, Hudson Preferred Stock, Voting Debt or other equity securities of Hudson. There are no contractual obligations of Hudson or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of Hudson or any equity security of Hudson or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Hudson or its Subsidiaries or (B) pursuant to which Hudson or any of its Subsidiaries is or could be required to register shares of Hudson capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Other than awards under the Hudson Stock Plans that are outstanding as of the Hudson Capitalization Date and listed in Section 3.2(a) above, no other equity-based awards are outstanding as of the Hudson Capitalization Date. Since the Hudson Capitalization Date through the date hereof, Hudson has not (i) issued or repurchased any shares of Hudson Common Stock, Hudson Preferred Stock, Voting Debt or other equity or convertible securities of Hudson, other than in connection with the exercise of Hudson Stock Options or settlement in accordance with their terms that were outstanding on the Hudson Capitalization Date or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Hudson capital stock or any other equity-based awards.

(c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Hudson are owned by Hudson, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Hudson has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 3.3 Authority; No Violation.

(a) Hudson has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly adopted and approved by the Board of Directors of Hudson by a unanimous vote thereof. The Board of Directors of Hudson has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Hudson and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Hudson’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of a majority of all the votes entitled to be cast by holders of outstanding Hudson Common Stock (the “Hudson Shareholder Approval”), no other corporate proceedings on the part of Hudson are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Hudson and (assuming due authorization, execution and delivery by M&T and Merger Sub) constitutes the valid and binding obligation of Hudson, enforceable against Hudson in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exceptions”)).

(b) Neither the execution and delivery of this Agreement by Hudson, nor the consummation by Hudson of the transactions contemplated hereby, nor compliance by Hudson with any of the terms or provisions of this Agreement, will (i) violate any provision of the Hudson Articles or the Hudson Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any law, statute, code, ordinance, rule, regulation, judgment, order, injunction, guideline or decree applicable to Hudson, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Hudson or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, by-law or other instrument or obligation to which Hudson or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach, default, termination, cancellation, acceleration or creation as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on Hudson.

Section 3.4 Consents and Approvals. Except for (i) the filing of any required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) or any other federal or state banking authority (each a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (the “Regulatory Approvals”), (ii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of Hudson’s shareholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Joint Proxy Statement”) and of a registration statement on Form S-4 (or such other applicable form) (the “Registration Statement”) in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement and the filing and effectiveness of the registration statement contemplated by Section 6.1(a), (iii) the filing of the Delaware Certificate of Merger with the Delaware Secretary and the Bank Merger Certificates, (iv) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of M&T Common Stock pursuant to this Agreement and approval of listing of such M&T Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Hudson of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Hudson is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

Section 3.5 Reports; Regulatory Matters.

(a) Hudson and each of its Subsidiaries have timely filed all material reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2009 with (i) the Federal Reserve, (ii) the FDIC, (iii) the Office of the Comptroller of the Currency (“OCC”), (iv) the Office of Thrift Supervision, (v) any state banking or other state regulatory authority, (vi) the SEC, (vii) any foreign regulatory authority and (viii) any applicable industry self-regulatory organizations (each, an “SRO”) (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other material reports and statements required to be filed by them since December 31, 2009, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. There is no material unresolved violation, criticism, comment or exception by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations or inspections of Hudson or any of its Subsidiaries.

(b) Except as Previously Disclosed, neither Hudson nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement, operating agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking with, or is subject to any capital directive by, or since December 31, 2009 has been ordered to pay any civil money penalty by or has adopted any board resolutions at the request of, any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (other than those of general applicability that apply to similarly situated savings and loan holding companies or their subsidiaries) (each a “Hudson Regulatory Agreement”), nor has Hudson or any of its Subsidiaries been advised since December 31, 2009 by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Hudson Regulatory Agreement. Hudson Bank has at least a “satisfactory” rating under the U.S. Community Reinvestment Act.

(c) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Hudson or any of its Subsidiaries pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2009 (the “Hudson SEC Reports”) is publicly available. No such Hudson SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed, as of such later date, to modify information as of an earlier date. As of their respective dates, all Hudson SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Hudson has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Hudson SEC Reports. None of Hudson’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (other than Form 13F).

Section 3.6 Financial Statements.

(a) Each of the financial statements of Hudson and its Subsidiaries included (or incorporated by reference) in the Hudson SEC Reports (including the related notes, where applicable) (i) has been prepared from, and is in accordance with, the books and records of Hudson and its Subsidiaries, (ii) fairly presents in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Hudson and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of its date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) has been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Hudson and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP has not resigned (or informed Hudson that it intends to resign) or been dismissed as independent public accountants of Hudson as a result of or in connection with any disagreements with Hudson on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Since December 31, 2009, there have been no material changes in the “off-balance sheet arrangements,” as defined in and disclosed under Item 303 of Regulation S-K under the Securities Act, to which Hudson or any of its Subsidiaries is a party.

(b) Neither Hudson nor any of its Subsidiaries has incurred any liability of any nature whatsoever that is, individually or in the aggregate, material, and is not an obligor under any guarantee, keepwell or other similar contract (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Hudson included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since June 30, 2012 and that have either been Previously Disclosed or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Hudson, or (iii) in connection with this Agreement and the transactions contemplated hereby.

Section 3.7 Broker’s Fees. Neither Hudson nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to JPMorgan Securities LLC pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to M&T.

Section 3.8 Absence of Changes. Since December 31, 2011, (a) Hudson and its Subsidiaries have conducted their business only in the ordinary course of business consistent in all material respects with past practice and (b) no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Hudson. As used in this Agreement, the term “Material Adverse Effect” means, with respect to any party, a material adverse effect on (i) the financial condition, results of operations, assets, liabilities or business of such party and its Subsidiaries, taken as a whole (provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include effects to the extent arising out of, relating to or resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirements, (B) changes after the date hereof in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes after the date hereof in general global, national or regional political conditions or general economic or market conditions (including such changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its Subsidiaries operate, (D) changes after the date hereof in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks resulting therefrom, (E) failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof, (F) the downgrade in rating of any debt or debt securities of such party or any of its Subsidiaries (but not including any underlying causes thereof), or any change in the value of deposits, borrowings or loan servicing rights resulting from a change in interest rates generally, (G) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated hereby, (H) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (I) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement except, with respect to clauses (A), (B), (C), (D) and (H), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

Section 3.9 Compliance with Applicable Law. Hudson and each of its Subsidiaries hold, and have at all times since December 31, 2009 held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on Hudson and, to the knowledge of Hudson, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened in writing. Hudson and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, (i) any applicable law, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Real Estate Settlement Procedures Act and any other law relating to discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and the Sarbanes-Oxley Act, and (ii) any posted or internal privacy policies relating to data protection or privacy, including the protection of personal information, and neither the Hudson nor any of its Subsidiaries has received since January 1, 2010, written notice of, any material defaults or material violations of any applicable law.

Section 3.10 State Takeover Laws. The Board of Directors of Hudson has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby (a) any applicable provisions of the takeover laws of any state, including any “moratorium,” “control share,” “takeover” or “interested stockholder” law (collectively, the “Takeover Laws”) or (b) the provisions of Article V of the Hudson Articles. No “fair price” law or Hudson Articles or Hudson Bylaws provision is applicable to this Agreement and the transactions contemplated hereby.

Section 3.11 Hudson Benefit Plans.

(a) Section 3.11(a) of the Hudson Disclosure Schedule sets forth a true, complete and correct list of each material Hudson Benefit Plan. Hudson has delivered or made available to M&T true, correct and complete copies of the following with respect to each Hudson Benefit

Plan (as applicable): (i) the written document or documents evidencing each Hudson Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, and all amendments modifications thereto, (ii) the most recent annual report (Form 5500 and schedules thereto), if any, filed with the U.S. Department of Labor (“Department of Labor”) or Internal Revenue Service (“IRS”), (iii) the most recently received IRS determination letter or opinion letter, if any, (iv) the two most recent actuarial reports or financial statements, if any, and (v) the most recent summary plan description, if any, and all material modifications thereto. Except as specifically provided in the foregoing documents delivered or made available to M&T, there are no amendments to any Hudson Benefit Plans that have been adopted or approved nor has Hudson or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Hudson Benefit Plans. No Hudson Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States.

(b) Each Hudson Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code.

(c) Each Hudson Benefit Plan that is or was a nonqualified deferred compensation plan subject to Section 409A of the Code (a “Nonqualified Deferred Compensation Plan”) has been operated between January 1, 2005 and December 31, 2008 in good faith compliance in all material respects with Section 409A of the Code and applicable guidance thereunder and since January 1, 2009 has been in documentary and operational compliance with Section 409A of the Code in all material respects. No assets set aside for the payment of benefits under any Nonqualified Deferred Compensation Plan are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.

(d) Section 3.11(d) of the Hudson Disclosure Schedule identifies each Hudson Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Qualified Plan and its related trust, for the most recent cycle applicable to such Qualified Plan pursuant to Revenue Procedure 2005-66 (as amended or otherwise revised by subsequent IRS guidance), and such determination letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Hudson, there are no existing circumstances and no events have occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any Hudson Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

(e) With respect to each Hudson Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Hudson Benefit Plan equals or exceeds the actuarial present value of all accrued benefits under such Hudson Benefit Plan (whether or not vested) on a termination basis; (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (iv) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full; (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Hudson or any of its Subsidiaries; and (vi) the PBGC has not instituted proceedings to terminate any such Hudson Benefit Plan.

(f) None of Hudson and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of Hudson and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(g) Neither Hudson nor any of its Subsidiaries, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code. To the extent that Hudson and any of its Subsidiaries sponsors any such plan, Hudson or the applicable Subsidiary has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or medical or life insurance coverage.

(h) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (A) entitle any Employee to severance pay or any material increase in severance pay, (B) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Employee, (C) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (D) result in any material limitation on the right of Hudson or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Hudson Benefit Plan or related trust or (E) constitute a triggering event under any Hudson Benefit Plan which would result in any material payment. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Hudson or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code. No Hudson Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(i) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Hudson’s Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against Hudson, the Hudson Benefit Plans, any fiduciaries thereof with respect to their duties to the Hudson Benefit Plans or the assets of any of the trusts under any of the Hudson Benefit Plans which could reasonably be expected to result in any material liability of Hudson or any of its Subsidiaries or any Hudson Benefit Plan to the PBGC, the IRS, the Department of Labor or any participant in a Hudson Benefit Plan.

(j) The ESOP is an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code. Section 3.11(j) of the Hudson Disclosure Schedule identifies (i) each loan under which the ESOP is a borrower (each, an “ESOP Loan”), (ii) the lender and guarantor (if any) of each ESOP Loan, and (iii) the securities of Hudson that were acquired with such ESOP Loan (the “Employer Securities”). Each ESOP Loan meets the requirements of Section 4975(d)(3) of the Code. The Employer Securities are pledged as collateral for the ESOP Loan with which they were acquired, except to the extent they have been released from such pledge and allocated to the accounts of participants in the ESOP in accordance with the requirements of Treasury Regulations Sections 54.4975-7 and 54.4975-11.

(k) Within 10 Business Days following the date of this Agreement, Hudson shall deliver to M&T a schedule which sets forth a true and complete list of all Hudson Stock Options, Hudson DSUs and Hudson Performance DSUs outstanding as of the Hudson Capitalization Date, specifying on a holder-by-holder basis (i) the name of such holder, (ii) the number of shares subject to each such award, (iii) the grant date of each such award, (iv) the vesting schedule of each such award, (v) the settlement date of each such award (if different from the vesting date) (vi) whether the award is nonqualified deferred compensation within the meaning of Section 409A of the Code, and (vii) the exercise price for each such Hudson Stock Option; provided that any schedule delivered pursuant to this Section 3.11(k) shall not be deemed to modify in any respect any representation or warranty made in this Agreement, including those set forth in Section 3.2.

(l) For purposes of this Agreement:

(i) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(ii) “Hudson Benefit Plans” means each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each employment, consulting, bonus, incentive or deferred compensation, retirement or post-retirement, vacation, stock option, stock purchase, phantom stock, stock appreciation rights, restricted stock, restricted stock unit, deferred stock unit, stock based or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, for the benefit of any employee, former employee, director or former director of Hudson or any of its Subsidiaries entered into, maintained or contributed to by Hudson or any of its Subsidiaries or to which Hudson or any of its Subsidiaries is obligated to contribute, or with respect to which Hudson or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of Hudson or any of its Subsidiaries or to any beneficiary or dependent thereof.

Section 3.12 Opinion. The Board of Directors of Hudson has received the opinion of J.P. Morgan Securities LLC, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders of the Hudson Common Stock in the Merger is fair, from a financial point of view, to such holders.

Section 3.13 Hudson Information. The information relating to Hudson and its Subsidiaries that is provided by Hudson or its representatives for inclusion in, or incorporation by reference into, the Joint Proxy Statement and Registration Statement, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy Statement relating to Hudson and its Subsidiaries and other portions within the reasonable control of Hudson and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 3.14 Legal Proceedings.

(a) There is no suit, action, investigation, claim, proceeding or review pending, or to Hudson’s knowledge, threatened against or affecting it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action or proceeding) (i) that involves a Governmental Entity, or (ii) that, individually or in the aggregate, and, in either case, is (A) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on its or any of its Subsidiaries’ businesses, or, after the Effective Time, the business of M&T and any of its Affiliates, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no material injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Hudson, any of its Subsidiaries or the assets of it or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to M&T or any of its Affiliates).

(b) Since December 31, 2010, (i) there have been no subpoenas, written demands, or document requests received by Hudson, any of its Subsidiaries or any affiliate of Hudson or any of its Subsidiaries from any Governmental Entity, except such as are received by Hudson or any of its Subsidiaries or any affiliate of Hudson or any of its Subsidiaries in the ordinary course of business or as are not, individually or in the aggregate, material to Hudson and its Subsidiaries taken as a whole, and (ii) no Governmental Entity has requested that Hudson or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

Section 3.15 Material Contracts.

(a) Except for (A) those agreements and other documents filed as exhibits or incorporated by reference to Hudson’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 or filed or incorporated in any of its other SEC Filings filed since February 28, 2012 and prior to the date hereof or as Previously Disclosed and (B) third party loan servicing agreements entered into by Hudson or any of its Subsidiaries in the ordinary course of business, the terms and conditions of which are customary in all material respects, neither Hudson nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each, whether or not filed with the SEC, a “Material Contract”): (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) that contains any non-competition or exclusive dealing agreements or other agreement or obligation that purports materially to limit or restrict in any respect the ability of Hudson or any of its Subsidiaries (or, following the consummation of the transactions contemplated by this Agreement, would limit the ability of M&T or any of its Subsidiaries) to compete in any line of business that is material to Hudson and its Subsidiaries or with any Person or in any geographic area that is material to Hudson and its Subsidiaries’ business (other than as may be required by law or any Governmental Entity); (iii) is a Related Party Contract or (iv) which could reasonably be expected to involve payments or receipts during fiscal years 2012 or 2013 of more than $5,000,000 and is not terminable on 90 days or less notice.

(b) (i) Each Material Contract is a valid and legally binding agreement of Hudson or one of its Subsidiaries, as applicable, and, to Hudson’s knowledge, the counterparty or counterparties thereto, is enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exceptions) and is in full force and effect, in each case in all material respects, (ii) Hudson and each of its Subsidiaries has duly performed all material obligations required to be performed by it prior to the date hereof under each Material Contract, (iii) neither Hudson nor any of its Subsidiaries, and, to Hudson’s knowledge, any counterparty or counterparties, is in breach of any material provision of any Material Contract, and (iv) no event or condition exists that constitutes, after notice or lapse of time or both, will constitute, a material breach, violation or default on the part of Hudson or any of its Subsidiaries under any such Material Contract or provide any party thereto with the right to terminate such Material Contract. Hudson has made available to M&T or publicly filed with or furnished to the SEC a true, correct and complete copy of each Material Contract in existence on the date hereof prior to the date hereof.

Section 3.16 Environmental Matters. Except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on Hudson: (a) Hudson and its Subsidiaries have complied with all any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to (i) the protection or restoration of the environment, health and safety as it relates to hazardous substances, or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance and (iii) pollution, contamination or any injury or threat of injury to persons or property involving any hazardous substance (“Environmental Laws”); (b) there are no proceedings, claims, actions, or investigations of any kind, pending or threatened in writing, by any person, court, agency, or other Governmental Entity or any arbitral body, against the Hudson or its Subsidiaries pursuant to any Environmental Law and, to Hudson’s knowledge, there is no reasonable basis for any such proceeding, claim, action or investigation; (c) there are no orders, judgments or decrees by or with any Governmental Entity that impose any liabilities or obligations under or in respect of any Environmental Law; and (d) to Hudson’s knowledge, there are, and have been, no hazardous substances or other environmental conditions at any property (currently or formerly owned, operated, or otherwise used by Hudson or any of its Subsidiaries, but excluding “other real estate owned”) under circumstances which could reasonably be expected to result in liability to or claims against Hudson or its Subsidiaries pursuant to any Environmental Law. Notwithstanding any other representation or warranty in this Article III, the representations and warranties in this Section 3.16 constitute the sole representations and warranties of Hudson relating to any Environmental Law.

Section 3.17 Taxes.

(a) Hudson and each of its Subsidiaries (i) have timely filed with the appropriate taxing authorities all material Tax Returns required to be filed by any of them (taking into account extensions) and all such Tax Returns are complete and accurate in all material respects; and (ii) except with respect to matters contested in good faith and for which adequate reserves have been established and reflected on the financial statements of Hudson, have paid all material Taxes shown to be due and payable on such Tax Returns and have withheld and paid over to the appropriate taxing authority all material amounts they were required to withhold and pay over.

(b) No material issues that have been raised by the relevant taxing authority with respect to the Tax Returns referred to in clause (a) are currently pending, and neither Hudson nor any of its Subsidiaries has received written notice from any taxing authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns is pending or threatened. No material deficiencies have been asserted or assessments made against Hudson or any of its Subsidiaries by the relevant taxing authorities as a result of any audit or examination of any of the Tax Returns referred to in clause (a) that has not been paid or resolved in full.

(c) No material liens for Taxes exist with respect to any of the assets of Hudson or any of its Subsidiaries, except for liens for Taxes (i) not yet due and payable or (ii) that are being contested in good faith through appropriate proceedings.

(d) Neither Hudson nor any of its Subsidiaries has entered into any material closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings with any Tax authority, nor have any been issued by any tax authority, in each case that have any continuing effect.

(e) Neither Hudson nor any of its Subsidiaries (i) has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing affiliated, combined, consolidated or unitary Tax Returns, a group of which Hudson was the common parent, or (ii) has any liability for a material amount of Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law).

(f) Neither Hudson nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(g) None of Hudson or its Subsidiaries has been a “distributing corporation” or “controlled corporation” in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign law).

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all United States federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

Section 3.18 Reorganization. Hudson has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.19 Intellectual Property. Except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on Hudson and its Subsidiaries, taken as a whole:

(a) Each of Hudson and its Subsidiaries (A) solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the ordinary course of business, all right, title and interest in and to its respective Owned Intellectual Property, and (B) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property. The Owned Intellectual Property is subsisting, and to the knowledge of

Hudson, the Owned Intellectual Property that is Registered is valid and enforceable. To Hudson’s knowledge, (i) the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in or necessary for the operation of the respective businesses of Company and each of its Subsidiaries as presently conducted, and (ii) each of Hudson and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted; provided, however, that the foregoing (i) and (ii) shall not be construed as or deemed to be a representation or warranty regarding the infringement of third party Intellectual Property rights.

(b) To Hudson’s knowledge, (i) the operation of Hudson and each of its Subsidiary’s respective businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any third person, (ii) no person has asserted in writing received by the Hudson that Hudson or any of its Subsidiaries has materially infringed, diluted, misappropriated or otherwise violated any third person’s Intellectual Property rights and (iii) no third person has infringed, diluted, misappropriated or otherwise violated any of Hudson’s or any of its Subsidiary’s rights in the Owned Intellectual Property.

(c) Hudson and each of its Subsidiaries has taken reasonable measures to protect (A) their rights in their respective Owned Intellectual Property and (B) the confidentiality of all Trade Secrets that are owned, used or held by Hudson or any of its Subsidiaries, and to Hudson’s knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to appropriate non-disclosure agreements which have not been breached. To Hudson’s knowledge, no person has gained unauthorized access to Hudson’s or its Subsidiaries’ IT Assets.

(d) Hudson’s and each of its Subsidiary’s respective IT Assets operate and perform as required by Hudson and each of its Subsidiaries in connection with their respective businesses and, to Hudson’s knowledge, have not materially malfunctioned or failed within the past two years. Hudson and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. To Hudson’s knowledge, Hudson and each of its Subsidiaries is compliant with all applicable laws, rules and regulations, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees.

(e) For purposes of this Agreement,

(i) “Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby (“Trademarks”); (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues thereof (“Patents”); (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, algorithms, processes, designs, discoveries and inventions (whether or not patentable) (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.

(ii) “IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

(iii) “Licensed Intellectual Property” means, with respect to any Person, the Intellectual Property owned by third persons that is used in or necessary for the operation of the respective businesses of such Person and each of its Subsidiaries as presently conducted.

(iv) “Owned Intellectual Property” means, with respect to any Person, Intellectual Property owned or purported to be owned by such Person or any of its Subsidiaries.

(v) “Registered” or “Registration” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

Section 3.20 Properties. Except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on Hudson, Hudson or one of its Subsidiaries (a) has good and marketable title to all the material properties and material assets reflected in the latest audited balance sheet included in the Hudson SEC Reports as being owned by Hudson or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Hudson Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all material leasehold estates reflected in the latest audited financial statements included in such Hudson SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Hudson Leased Properties” and, collectively with the Owned Properties, the “Hudson Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted

Encumbrances, and is in possession of the material properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Hudson, the lessor. There are no pending or, to the knowledge of Hudson, threatened (in writing) condemnation proceedings against the Hudson Real Property, which would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on Hudson.

Section 3.21 Insurance. Except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on Hudson, (a) Hudson and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Hudson reasonably has determined to be prudent and consistent with industry practice. Hudson and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Hudson and its Subsidiaries, Hudson or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. None of Hudson and its Subsidiaries has received any written notice of cancellation or non-renewal of any such insurance policies, nor, to Hudson’s knowledge, is the termination of any such policies threatened.

Section 3.22 Accounting and Internal Controls.

(a) The records, systems, controls, data and information of Hudson and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Hudson or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have a material adverse effect on the system of internal accounting controls described in the following sentence. Hudson and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Hudson has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Hudson and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

(b) Hudson’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2011, and such assessment concluded that such controls were effective. Hudson has Previously Disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its board of directors: (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud that involves management or other employees who have a significant role in its internal controls over financial reporting.

(c) Since January 1, 2010, (A) neither Hudson nor any of its Subsidiaries nor, to Hudson’s knowledge, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Hudson or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Hudson or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Hudson or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its board of directors or any committee thereof or to any of its directors or officers.

Section 3.23 Derivatives. Except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on Hudson, all swaps, caps, floors, collars, option agreements, warrants, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”), whether entered into for its own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each Derivative Contract constitutes the valid and legally binding obligation of it or one of its Subsidiaries, as the case may be, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exceptions), and is in full force and effect. Except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on Hudson, neither Hudson nor its Subsidiaries, nor to Hudson’s knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contract.

Section 3.24 Labor. (a) Neither Hudson nor any of its Subsidiaries is, or since December 31, 2009 has been, a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”); (b) no employee is represented by a labor organization for purposes of collective bargaining with respect to Hudson or any of its Subsidiaries; (c) to the knowledge of Hudson, as of the date hereof, there are no activities or proceedings of any labor or trade union to organize any employees of Hudson or any of its Subsidiaries; (d) no Collective Bargaining Agreement is being negotiated by Hudson or, to Hudson’s knowledge, any of its Subsidiaries; (e) as of the date hereof, there is no strike, lockout, slowdown, or work stoppage against Hudson or any of its Subsidiaries pending or, to Hudson’s knowledge, threatened, that may interfere in any material respect with the respective business activities of Hudson or any of its Subsidiaries; (f) there is no pending charge or complaint against Hudson or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity, and none of Hudson and its Subsidiaries are a party, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices and (g) except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to Hudson and its Subsidiaries, taken as a whole, Hudson has complied with all laws regarding employment and employment practices, terms and conditions of employment and wages and hours (including, without limitation, classification of employees) and other laws in respect of any reduction in force, including without limitation, notice, information and consultation requirements.

Section 3.25 Loan Matters.

(a) (A) There are no loans, loan agreements, notes or borrowing arrangements or other extensions of credit (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) in which Hudson or any of its Subsidiaries is a creditor (“Loans”) to any directors, executive officers and principal shareholders (as such terms are defined in the Federal Reserve’s Regulation O (12 C.F.R. Part 215)) of Hudson or any of its Subsidiaries on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the Loan was originated and (B) there are no such Loans that were not originated in compliance in all material respects with all applicable laws.

(b) The outstanding Loans were solicited and originated, and are and have been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Hudson’s written underwriting standards and with all applicable requirements of laws.

(c) Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Hudson, the outstanding Loans (i) are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, have been secured by valid Liens which have been perfected and (iii) are legal, valid and binding obligations of the obligors named therein, enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exceptions. The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable laws at the time of origination or purchase by Hudson or its Subsidiaries and are complete and correct in all material respects.

Section 3.26 Related Party Transactions. Except as part of the normal and customary terms of an individual’s employment or service as a director, neither Hudson nor any of its Subsidiaries is party to any extension of credit (as debtor, creditor, guarantor or otherwise), contract for goods or services, lease or other contract with any (i) affiliate, (ii) insider or related interest of an insider, (iii) shareholder owning five percent (5%) or more of the outstanding Hudson Common Stock or related interest of such a shareholder or (iv) employee who is not an executive officer (other than credit and consumer banking transactions in the ordinary course of business) (each, a “Related Party Contract”). For purposes of the preceding sentence, the terms “insider,” “related interest,” and “executive officer” shall have the meanings assigned in the Federal Reserve’s Regulation O.

Section 3.27 No Additional Representations.

(a) Except for the representations and warranties made by Hudson in this Article III, neither Hudson nor any other person makes any express or implied representation or warranty with respect to Hudson or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Hudson hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Hudson nor any other person makes or has made any representation or warranty to M&T, Merger Sub or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Hudson, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Hudson in this Article III, any oral or written information presented to M&T, Merger Sub or any of their respective affiliates or Representatives in the course of their due diligence investigation of Hudson, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Notwithstanding anything contained in this Agreement to the contrary, Hudson acknowledges and agrees that none of M&T, Merger Sub or any other Person has made or is making any representations or warranties relating to M&T or Merger Sub whatsoever, express or implied, beyond those expressly given by M&T and Merger Sub in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding M&T or Merger Sub furnished or made available to Hudson or any of its Representatives. Without limiting the generality of the foregoing, Hudson acknowledges that, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Hudson or any of its Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF M&T AND MERGER SUB

Except as (i) Previously Disclosed or (ii) disclosed in any report, schedule or form publicly filed with, or furnished to, the SEC by M&T prior to the date hereof and on or after the date on which M&T filed with the SEC its Annual Report on Form 10-K for its fiscal year ended December 31, 2009 (but disregarding any risk factor disclosures contained under the heading “Risk Factors,” or disclosure of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature), M&T and Merger Sub hereby represent and warrant to Hudson as follows:

Section 4.1 Corporate Organization.

(a) M&T is a business corporation duly formed, validly existing and in good standing under the laws of the State of New York. Merger Sub is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Each of M&T and Merger Sub has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and, except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on M&T, is and will be duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. M&T is duly registered as a bank holding company under the Bank Holding Company Act of 1956 (the “BHC Act”) and is a financial holding company pursuant to Section 4(1) of the BHC Act and meets the applicable requirements for qualification as such.

(b) True, complete and correct copies of the Restated Certificate of Incorporation of M&T, as amended (the “M&T Articles”), and the Amended and Restated Bylaws of M&T (the “M&T Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by M&T and made available to Hudson.

(c) Each Significant Subsidiary of M&T (i) is duly incorporated or duly formed, as applicable to each such Significant Subsidiary, and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on M&T, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The deposit accounts of each of its Subsidiaries that is an insured depository institution are insured by the FDIC through the DIF to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. The articles of incorporation, bylaws and similar governing documents of each Significant Subsidiary of M&T, copies of which have been made available to Hudson, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 4.2 Capitalization.

(a) The authorized capital stock of M&T consists of (i) 250,000,000 shares of M&T Common Stock, of which, as of August 21, 2012, (the “M&T Capitalization Date”), 126,785,681 were issued and outstanding, (ii) 600,000 series A preferred shares (“M&T Series A Preferred Stock”), of which, as of the M&T Capitalization Date, 230,000 shares were issued and outstanding, (iii) 151,500 series C preferred shares (“M&T Series C Preferred Stock”), of which, as of the M&T Capitalization Date, 151,500 were issued and outstanding, and (iv) 50,000 series

D preferred shares (together with the M&T Series A Preferred Stock and the M&T Series C Preferred Stock, the “M&T Preferred Stock”), of which, as of the M&T Capitalization Date, 50,000 were issued and outstanding. As of the M&T Capitalization Date, 8,531,029 shares of M&T Common Stock were authorized for issuance upon exercise of outstanding options issued pursuant to employee and director stock plans of M&T or a Subsidiary of M&T in effect as of the date of this Agreement (the “M&T Stock Plans”). As of the M&T Capitalization Date, 809,710 shares of M&T Common Stock were authorized for issuance in connection with outstanding restricted stock units issued pursuant to the M&T Stock Plans. As of the M&T Capitalization Date, 1,114,925 shares of restricted stock were issued and outstanding under the M&T Stock Plans. As of the M&T Capitalization Date, 5,489,913 shares of M&T Common Stock were reserved for issuance of future awards under the M&T Stock Plans. As of the M&T Capitalization Date, warrants to purchase, in the aggregate, 1,721,447 shares of M&T Common Stock were issued and outstanding (collectively, the “Warrant”), all of which were issued to the United States Department of Treasury. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, of which, as of August 24, 2012, (the “Merger Sub Capitalization Date”), 1,000 were issued and outstanding. All of the issued and outstanding shares of M&T Common Stock and Merger Sub Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Voting Debt of M&T or Merger Sub is issued or outstanding. Except pursuant to this Agreement, the Warrant and the M&T Stock Plans, M&T does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of M&T Common Stock, M&T Preferred Stock, Voting Debt of M&T or any other equity securities of M&T or any securities representing the right to purchase or otherwise receive any shares of M&T Common Stock, M&T Preferred Stock, Voting Debt of M&T or other equity securities of M&T. As of the date of this Agreement, no Voting Debt of M&T or Merger Sub is issued or outstanding. As of the Merger Sub Capitalization Date, except pursuant to this Agreement, Merger Sub does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Merger Sub Common Stock, Voting Debt of Merger Sub or any other equity securities of Merger Sub or any securities representing the right to purchase or otherwise receive any shares of Merger Sub Common Stock, Voting Debt of Merger Sub or other equity securities of Merger Sub. The shares of M&T Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) Other than awards under the M&T Stock Plans that are outstanding as of the M&T Capitalization Date and listed in Section 4.2(a) above, no other equity-based awards are outstanding as of the M&T Capitalization Date. As of the Merger Sub Capitalization Date, the authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by M&T.

(c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary of M&T are owned by M&T, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

Section 4.3 Authority; No Violation.

(a) Each of M&T and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly adopted and approved by the Board of Directors of M&T and Merger Sub. The Board of Directors of M&T has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of M&T and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to M&T’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. The Board of Directors of Merger Sub has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Merger Sub and its sole shareholder and has adopted a resolution to the foregoing effect. M&T, as Merger Sub’s sole shareholder, has approved this Agreement and the transactions contemplated hereby at a duly held meeting or by unanimous written consent. Except for the approval of the issuance of M&T Common Stock pursuant to this Agreement by the affirmative vote of holders of a majority of the outstanding M&T Common Stock present in person or represented by proxy at the M&T Shareholders Meeting (the “M&T Shareholder Approval”), no other corporate proceedings on the part of M&T or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of M&T and Merger Sub and (assuming due authorization, execution and delivery by Hudson) constitutes the valid and binding obligation of each of M&T and Merger Sub, enforceable against M&T and Merger Sub in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement by M&T or Merger Sub, nor the consummation by M&T or Merger Sub of the transactions contemplated hereby, nor compliance by M&T or Merger Sub with any of the terms or provisions of this Agreement, will (i) violate any provision of the M&T Articles or the M&T Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any other law, judgment, order, injunction or decree applicable to M&T, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of M&T or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which M&T or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach, default, termination, cancellation, acceleration or creation as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on M&T.

Section 4.4 Consents and Approvals. Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Joint Proxy Statement and the filing and declaration of effectiveness of the Registration Statement and the filing and effectiveness of the registration statement contemplated by Section 6.1(a), (iii) the filing of the Delaware Certificate of Merger with the Delaware Secretary and the Bank Merger Certificates, (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO, and the rules of the NYSE, (v) any notices or filings under the HSR Act, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of M&T Common Stock pursuant to this Agreement and approval of listing of such M&T Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by M&T of the Merger and the other transactions contemplated by this Agreement (including the Bank Merger). No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Merger Sub of this Agreement. As of the date hereof, M&T is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

Section 4.5 Reports; Regulatory Matters.

(a) M&T and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2009 with the Regulatory Agencies and each other applicable Governmental Entity, and all other material reports and statements required to be filed by them since December 31, 2009, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. There is no material unresolved violation, criticism, comment or exception by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations or inspections of M&T or any of its Subsidiaries.

(b) Except as Previously Disclosed, neither M&T nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement, operating agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking with, or is subject to any capital directive by, or since December 31, 2009 has been ordered to pay any civil money penalty by or has adopted any board resolutions at the request of, any Governmental Entity that is material to M&T and that restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (other than those of general applicability that apply to similarly situated bank holding companies or their subsidiaries) (each a “M&T Regulatory Agreement”), nor has M&T or any of its Subsidiaries been advised since December 31, 2009 and prior to the date hereof by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such M&T Regulatory Agreement. M&T Bank has at least a “satisfactory” rating under the U.S. Community Reinvestment Act.

(c) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by M&T pursuant to the Securities Act or the Exchange Act since December 31, 2009 and prior to the date of this Agreement (the “M&T SEC Reports”) is publicly available. No such M&T SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed, as of such later date, to modify information as of an earlier date. As of their respective dates, all M&T SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the M&T SEC Reports. No executive officer of M&T has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the M&T SEC Reports. None of M&T’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (other than Form 13F).

Section 4.6 Financial Statements.

(a) Each of the financial statements of M&T and its Subsidiaries included (or incorporated by reference) in the M&T SEC Reports (including the related notes, where applicable) (i) has been prepared from, and is in accordance with, the books and records of M&T and its Subsidiaries; (ii) fairly presents in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of M&T and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of its date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) has been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of M&T and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. PricewaterhouseCoopers LLP has not resigned (or informed M&T that indicated it intends to resign) or been dismissed as independent public accountants of M&T as a result of or in connection with any disagreements with M&T on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Since December 31, 2009, there have been no material changes in the “off-balance sheet arrangements,” as defined in and disclosed under Item 303 of Regulation S-K under the Securities Act, to which M&T or any of its Subsidiaries is a party.

(b) Neither M&T nor any of its Subsidiaries has incurred any liability of any nature whatsoever that is, individually or in the aggregate, material, and is not an obligor under any guarantee, keepwell or other similar contract (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of M&T included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since June 30, 2012 and that have either been Previously Disclosed or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on M&T, or (iii) in connection with this Agreement and the transactions contemplated hereby.

Section 4.7 Broker’s Fees. Neither M&T nor any of its Subsidiaries nor any of their respective officers or directors have employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than to Evercore Group L.L.C. pursuant to a letter agreement.

Section 4.8 Absence of Changes. Except as disclosed in the M&T SEC Reports, since December 31, 2011, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on M&T.

Section 4.9 Compliance with Applicable Law.

(a) M&T and each of its Subsidiaries hold, and have at all times since December 31, 2009 held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on M&T and, to the knowledge of M&T, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened in writing. M&T and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, (i) any applicable law, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank

Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Real Estate Settlement Procedures Act and any other law relating to discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and the Sarbanes-Oxley Act, and (ii) any posted or internal privacy policies relating to data protection or privacy, including the protection of personal information, and neither M&T nor any of its Subsidiaries has received since January 1, 2010, written notice of, any material defaults or material violations of any applicable law.

(b) The deposit accounts of each M&T Subsidiary that is a depository institution are insured by the FDIC through the DIF to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the knowledge of M&T, threatened in writing.

Section 4.10 Opinion. The Board of Directors of M&T has received the opinion of Evercore Group L.L.C., to the effect that, based upon and subject to the factors and assumptions set forth therein, as of the date of such opinion, the Merger Consideration is fair from a financial point of view to M&T.

Section 4.11 M&T Information. The information relating to M&T and its Subsidiaries that is provided by M&T or its representatives for inclusion in, or incorporation by reference into, the Joint Proxy Statement and Registration Statement, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy Statement relating to M&T and its Subsidiaries and other portions within the reasonable control of M&T and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

Section 4.12 Legal Proceedings.

(a) There is no suit, action, investigation, claim, proceeding or review pending, or to M&T’s knowledge, threatened against or affecting it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action or proceeding) (i) that involves a Governmental Entity, or (ii) that, individually or in the aggregate, and, in either case, is (A) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on its or any of its Subsidiaries’ businesses, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no material injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by M&T, any of its Subsidiaries or the assets of it or any of its Subsidiaries.

(b) Since December 31, 2010, (i) there have been no subpoenas, written demands, or document requests received by M&T, any of its Subsidiaries or any affiliate of M&T or any of its Subsidiaries from any Governmental Entity, except such as are received by M&T or any of its Subsidiaries or any affiliate of M&T or any of its Subsidiaries in the ordinary course of business or as are not, individually or in the aggregate, material to M&T and its Subsidiaries taken as a whole, and (ii) no Governmental Entity has requested that M&T or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

Section 4.13 Taxes.

(a) M&T and each of its Subsidiaries (i) have timely filed with the appropriate taxing authorities all material Tax Returns required to be filed by any of them on or prior to the date of this Agreement (taking into account extensions) and all such Tax Returns are complete and accurate in all material respects; and (ii) except with respect to matters contested in good faith and for which adequate reserves have been established and reflected on the financial statements of Hudson, have paid all material Taxes shown to be due and payable on such Tax Returns and have withheld and paid over to the appropriate taxing authority all material amount they were required to withhold and pay over.

(b) No material issues that have been raised by the relevant taxing authority with respect to the Tax Returns referred to in clause (a) are currently pending, and neither M&T nor any of its Subsidiaries has received written notice from any taxing authority that any audit, suit, proceeding, examination or assessment in respect of such Tax Returns is pending or threatened. No material deficiencies have been asserted or assessments made against M&T or any of its Subsidiaries by the relevant taxing authorities as a result of any audit or examination of any of the Tax Returns referred to in clause (a) that has not been paid or resolved in full.

(c) No material liens for Taxes exist with respect to any of the assets of M&T or any of its Subsidiaries, except for liens for Taxes (i) not yet due and payable or (ii) that are being contested in good faith through appropriate proceedings.

(d) Neither M&T nor any of its Subsidiaries has entered into any material closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings with any Tax authority, nor have any been issued by any tax authority, in each case that have any continuing effect.

(e) Neither M&T nor any of its Subsidiaries (i) has ever (or, in the case of any of M&T’s Subsidiaries, in the past three years) been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing affiliated, combined, consolidated or unitary Tax Returns, a group of which M&T was the common parent, or (ii) has in respect of any Subsidiary of M&T acquired in the past three year any liability for a material amount of Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law).

(f) Neither M&T nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(g) None of M&T or its Subsidiaries has been a “distributing corporation” or “controlled corporation” in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign law).

Section 4.14 Reorganization. M&T has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.15 Accounting and Internal Controls.

(a) The records, systems, controls, data and information of M&T and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of M&T or its Subsidiaries or accountants (including all means of access thereto and therefrom). M&T and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. M&T has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to M&T and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

(b) M&T’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2011, and such assessment concluded that such controls were effective. M&T has Previously Disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its board of directors: (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud that involves management or other employees who have a significant role in its internal controls over financial reporting.

(c) Since January 1, 2010, (A) neither M&T nor any of its Subsidiaries nor, to M&T’s knowledge, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of M&T or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that M&T or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing M&T or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its board of directors or any committee thereof or to any of its directors or officers.

Section 4.16 Derivatives. Except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on M&T, all Derivative Contracts, whether entered into for its own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each Derivative Contract constitutes the valid and legally binding obligation of it or one of its Subsidiaries, as the case may be, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exceptions), and is in full force and effect. Except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on M&T, neither M&T nor its Subsidiaries, nor to M&T’s knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contract.

Section 4.17 Financing. M&T has, or will have available to it prior to the Closing Date, all funds necessary to satisfy all of its obligations hereunder.

Section 4.18 No Additional Representations.

(a) Except for the representations and warranties made by M&T and Merger Sub in this Article IV, none of M&T, Merger Sub or any other person makes any express or implied representation or warranty with respect to M&T, its Subsidiaries, Merger Sub or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and M&T and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of M&T, Merger Sub or any other person makes or has made any representation or warranty to Hudson or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to M&T, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by M&T and Merger Sub in this Article IV, any oral or written information presented to Hudson or any of its affiliates or representatives in the course of their due diligence investigation of M&T, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Notwithstanding anything contained in this Agreement to the contrary, M&T and Merger Sub acknowledge and agree that neither Hudson nor any other person has made or is making any representations or warranties relating to Hudson whatsoever, express or implied, beyond those expressly given by Hudson in Article III hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Hudson furnished or made available to M&T or any of its representatives. Without limiting the generality of the foregoing, M&T and Merger Sub acknowledge that, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to M&T or any of its representatives.

ARTICLE V

COVENANTS RELATING TO CONDUCT

OF BUSINESS

Section 5.1 Conduct of Businesses Prior to the Effective Time. Except as Previously Disclosed, as expressly permitted or required by this Agreement, as required by applicable law, or with the prior written consent of the other party, during the period from the date of this Agreement to the Effective Time, (i) Hudson shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects and (b) use commercially reasonable efforts to maintain and preserve intact its business organization, its rights, authorizations, franchises and other authorizations issued by Governmental Entities, and advantageous business relationships, and (ii) each of Hudson and M&T shall, and shall cause each of its respective Subsidiaries to, take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Hudson, M&T or Merger Sub to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

Section 5.2 Hudson Forbearances. During the period from the date of this Agreement to the Effective Time, except as Previously Disclosed, as expressly permitted or required by this Agreement, or as required by applicable law, Hudson shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of M&T (which shall not be unreasonably withheld, conditioned or delayed):

(a)(i) Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities or receive a cash payment based on the value of any shares of such capital stock, or (ii) permit any additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities or receive a cash payment based on the value of any shares of such capital stock, to become subject to new grants, in each case except for (A) issuances under dividend reinvestment plans as in effect on the date hereof, in the ordinary course of business or (B) as permitted under Section 5.2(q).

(b)(i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock (other than (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries, (B) regular quarterly dividends on the Hudson Common Stock at a rate no greater than the rate paid by it during the fiscal quarter immediately preceding the date hereof (except that if M&T increases the rate of its regular quarterly dividends on M&T Common Stock paid by it during any fiscal quarter after the date hereof relative to that paid by it during the immediately preceding fiscal quarter, Hudson shall be permitted to increase the rate of dividends on the Hudson Common Stock paid by it during the next fiscal quarter by the same proportion), (C) required dividends on the preferred stock of Hudson’s Subsidiaries or (D) required dividends on the common stock of any Subsidiary) or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than repurchases of common shares in the ordinary course of business consistent with past practice to satisfy obligations under dividend reinvestment plans or the Hudson Benefit Plans, in each case, as in effect on the date hereof).

(c) Amend the material terms of, waive any material rights under, terminate, knowingly violate the terms of or enter into (i) any Material Contract or other binding obligation that is material to Hudson and its Subsidiaries, taken as a whole, (ii) any material restriction on the ability of Hudson or its Subsidiaries to conduct its business as it is presently being conducted or (iii) any contract or other binding obligation relating to the Hudson Common Stock or rights associated therewith or any other outstanding capital stock or any outstanding instrument of indebtedness.

(d) Sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties (by merger, consolidation or otherwise), except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

(e) Acquire (other than by way of foreclosures, acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole and that does not present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be more difficult to obtain.

(f) Amend the Hudson Articles or the Hudson Bylaws, or similar governing documents of any of its Significant Subsidiaries.

(g) Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable law or regulatory accounting requirements.

(h) Take, or omit to take, any action that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or, except as may be required by applicable law, regulation or policies imposed by any Governmental Entity.

(i) Take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or take, or omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

(j) Incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business.

(k) Enter into any new line of business or materially change its lending, investment and underwriting management and other banking and operating policies, except as required by law or such policies or requested by a Regulatory Agency.

(l) Make any material change to (i) its investment securities portfolio, derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or (ii) the manner in which the portfolio is classified or reported, except as required by law or GAAP.

(m) Other than in the ordinary course of business, alter materially its interest rate or fee pricing policies with respect to depository accounts of Hudson Bank or waive any material fees with respect thereto.

(n) Make or incur any capital expenditure not provided for in the capital expenditure budget Previously Disclosed to M&T and in excess of $1,000,000 individually or $7,000,000 in the aggregate.

(o) Settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $5,000,000 and that would not (i) impose any non-monetary restriction on the business of it or its Subsidiaries or (ii) create negative precedent for pending or potential claims that are reasonably likely to be material to Hudson or its Subsidiaries.

(p) Other than in the ordinary course of business consistent with past practice, (i) make or change any material Tax election, (ii) change Hudson or any of its Subsidiaries’ methods of accounting for Tax purposes, (iii) settle or compromise any material Tax liability, claim or assessment, (iv) enter into any closing agreement, (v) surrender any right to claim a refund for a material amount of Taxes, or (vi) file any material amended Tax Return.

(q) Except as contemplated in this Agreement or as required under applicable law or the terms of any Hudson Benefit Plan existing as of the date hereof (i) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Hudson or its Subsidiaries (collectively, “Employees”), other than (x) increases in base salary to employees of Hudson or its Subsidiaries in accordance with the parameters specified on Section 5.2(q) of the Hudson Disclosure Schedule and (y) annual grants of equity compensation in January 2013 to employees and officers of Hudson and its Subsidiaries in the ordinary course consistent with past practice and in accordance with the parameters and terms specified on Section 5.2(q) of the Hudson Disclosure Schedule, (ii) become a party to, establish, amend, alter prior interpretations of, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Employee, other than agreements in respect of annual grants of equity compensation to employees and officers of Hudson and its Subsidiaries consistent with clause (i)(y) above or (iii) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Hudson Benefit Plans, (iv) cause the funding of any rabbi trust or similar arrangement to secure the payment of compensation or benefits under any Hudson Benefit Plan, (v) change any actuarial assumptions used to calculate funding obligations with respect to any Hudson Benefit Plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made, except as may be required by GAAP or applicable law, or (vi) hire or terminate the employment of any Employee who has (in the case of Employees to be terminated) or would have (in the case of Employees to be hired) target total compensation (cash and target equity) of $200,000 or more; provided that Hudson or any of its Subsidiaries may terminate an Employee for cause (as such term is used by Hudson in the ordinary course consistent with past practice).

(r) Fail to comply in any material respect with any provision of any Hudson Regulatory Agreement.

(s) Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.2.

Section 5.3 M&T Forbearances. During the period from the date of this Agreement to the Effective Time, except as Previously Disclosed, as expressly contemplated or permitted by this Agreement, or as required by applicable law, M&T shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Hudson (which shall not be unreasonably withheld, conditioned or delayed):

(a) Sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties (by merger, consolidation or otherwise), except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the ordinary course of business or in a transaction that, together with other such transactions, is not reasonably likely to cause the Closing Date to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.

(b) Acquire (other than by way of foreclosures, acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business or in a transaction that, together with other such transactions, is not reasonably likely to cause the Closing Date to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.

(c) Amend the M&T Articles or the M&T Bylaws, or similar governing documents of any of its Significant Subsidiaries in a manner that would materially and adversely affect the holders of Hudson Common Stock, or adversely affect the holders of Hudson Common Stock relative to other holders of M&T Common Stock.

(d) Take, or omit to take, any action that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or, except as may be required by applicable law, regulation or policies imposed by any Governmental Entity.

(e) Take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or take, or omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

(f) Other than in the ordinary course of business consistent with past practice, (i) make or change any material Tax election, (ii) change M&T or any of its Subsidiaries’ methods of accounting for Tax purposes, (iii) settle or compromise any material Tax liability, claim or assessment, (iv) enter into any closing agreement, (v) surrender any right to claim a refund for a material amount of Taxes, or (vi) file any material amended Tax Return.

(g) With respect to it and its Significant Subsidiaries, adopt or enter into a plan of liquidation or dissolution.

(h) Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Regulatory Matters.

(a) M&T and Hudson shall promptly (and in any event within 45 days after the date hereof) prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. Each of M&T and Hudson shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of M&T and Hudson shall thereafter mail or deliver the Joint Proxy Statement to its shareholders. M&T shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Hudson shall furnish all information concerning Hudson and the holders of Hudson Common Stock as may be reasonably requested in connection with any such action.

(b) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities; provided, however, that M&T and M&T Bank, as applicable, shall file applications (i) with the Federal Reserve under the BHC Act and the Bank Merger Act, and (ii) with the New York State Department of Financial Services under applicable laws, in each case no later than twenty (20) Business Days following the date of this Agreement. Hudson and M&T shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws, all the information relating to Hudson or M&T, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c) Each of M&T and Hudson shall, upon request, promptly furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of M&T, Hudson or any of their respective Subsidiaries to any Governmental Entity in connection with or in contemplation of the Merger and the other transactions contemplated by this Agreement. Each of M&T and Hudson agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of Hudson’s meeting of its shareholders to consider and vote upon approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of M&T and Hudson further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Registration Statement or the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Registration Statement or the Joint Proxy Statement.

(d) In furtherance and not in limitation of the foregoing, each of M&T and Hudson shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment under any applicable law so as to enable the Closing to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses or assets of M&T, Hudson and their respective Subsidiaries; provided, however, that nothing contained in this Agreement shall require M&T to take any actions specified in this Section 6.1(d) that would reasonably be likely to have a material and adverse effect on M&T and its Subsidiaries, taken as a whole, giving effect to the Merger (measured on a scale relative to Hudson and its Subsidiaries, taken as a whole) (a “Burdensome Condition”).

(e) M&T agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Company, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of Hudson’s outstanding debt, guarantees, securities, and other agreements to the extent required by the terms of such debt, guarantees, securities, and other agreements.

(f) Each of M&T and Hudson shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

Section 6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable laws, Hudson shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of M&T, reasonable access, during normal business hours during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all its properties, books, contracts, commitments and records, and, during such period, Hudson shall, and shall cause its Subsidiaries to, make available to M&T (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Hudson is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as M&T may reasonably request. Upon the reasonable request of Hudson, M&T shall furnish such reasonable information about it and its business as is relevant to Hudson and its shareholders in connection with the transactions contemplated by this Agreement. Neither Hudson nor M&T, nor any of their respective Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All nonpublic information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of June 29, 2012 (the “Confidentiality Agreement”).

(c) No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other party set forth in this Agreement.

Section 6.3 Shareholder Approvals.

(a) The Board of Directors of Hudson has resolved to recommend to Hudson’s shareholders that they approve this Agreement, and will submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Hudson will take, in accordance with applicable law and the Hudson Articles and Hudson Bylaws, all action necessary to convene a meeting of its shareholders, as promptly as practicable after the Registration Statement is declared effective under the Securities Act by the SEC, for the purpose of obtaining the Hudson Shareholder Approval (the “Hudson Shareholder Meeting”). The Board of Directors of Hudson will use all reasonable best efforts to obtain from its shareholders the

Hudson Shareholder Approval, including by communicating to its shareholders its recommendation that they adopt and approve this Agreement and the transactions contemplated hereby. However, if the Board of Directors of Hudson, after consultation with (and based on the advice of) outside counsel, determines in good faith that, because of the receipt by Hudson of an Acquisition Proposal that the Board of Directors of Hudson concludes in good faith constitutes a Superior Proposal, it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to Hudson’s shareholders, the Board of Directors of Hudson may submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Hudson may communicate the basis for its lack of a recommendation to the shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that Hudson may not take any actions under this sentence until after giving M&T at least three Business Days to respond to any such Acquisition Proposal or other circumstances giving rise to such particular proposed action (and after giving M&T notice of the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other circumstances) and then taking into account any amendment or modification to this Agreement proposed by M&T. In determining whether to change its recommendation, the Board of Directors of Hudson shall take into account any changes to the terms of this Agreement proposed by M&T and any other information provided by M&T in response to such notice. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3(a), including with respect to the notice periods referred to in this Section 6.3(a). Nothing contained in this Agreement shall be deemed to relieve Hudson of its obligation to submit this Agreement to its shareholders to a vote.

(b) The Board of Directors of M&T has resolved to recommend to M&T’s shareholders that they approve the issuance of M&T Common Stock in connection with the Merger, and will submit to its shareholders the proposed issuance of M&T Common Stock and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement. M&T shall duly take, in accordance with applicable law and the governing organization documents of M&T, all action necessary to call, give notice of, convene and hold a meeting of its shareholders, as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act by the SEC, for the purpose of obtaining the M&T Shareholder Approval (the “M&T Shareholder Meeting”). The Board of Directors of M&T will use all reasonable best efforts to obtain from its shareholders the M&T Shareholder Approval, including by communicating to its shareholders its recommendation that they approve the issuance of M&T Common Stock in connection with the Merger. Nothing contained in this Agreement shall be deemed to relieve M&T of its obligation to submit this Agreement to its shareholders to a vote. Hudson acknowledges that M&T may submit to its shareholders at the M&T Shareholder Meeting a proposal to amend the terms of M&T’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A and Fixed Rate Cumulative Perpetual Preferred Stock, Series C as contemplated by that certain Underwriting Agreement dated as of August 17, 2012 among M&T and the representatives of the several underwriters.

(c) Hudson and M&T shall cooperate to schedule and convene the Hudson Shareholder Meeting and the M&T Shareholder Meeting on the same date.

(d) If on the date of the Hudson Shareholder Meeting, Hudson has not received proxies representing a sufficient number of shares of Hudson Common Stock to obtain the Hudson Shareholder Approval, Hudson shall adjourn the Hudson Shareholder Meeting until such date as shall be mutually agreed upon by Hudson and M&T, which date shall not be less than five days nor more than 10 days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use all reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from shareholders relating to the Hudson Shareholder Approval. Hudson shall only be required to adjourn or postpone the Hudson Shareholder Meeting one time pursuant to this Section 6.3(d).

(e) If on the date of the M&T Shareholder Meeting, M&T has not received proxies representing a sufficient number of shares of M&T Common Stock to obtain the M&T Shareholder Approval, M&T shall adjourn the M&T Shareholder Meeting until such date as shall be mutually agreed upon by Hudson and M&T, which date shall not be less than five days nor more than 10 days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use all reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from shareholders relating to the M&T Shareholder Approval. M&T shall only be required to adjourn or postpone the M&T Shareholder Meeting one time pursuant to this Section 6.3(e).

Section 6.4 NYSE Listing. M&T shall cause the shares of M&T Common Stock to be issued in the Merger to have been authorized for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 6.5 Employee Matters.

(a) During the period commencing at the Effective Time and ending on the 18-month anniversary of the Effective Time, M&T shall provide employee benefit and compensation plans for the benefit of employees who are actively employed by Hudson and its Subsidiaries on the Closing Date (“Covered Employees”) while employed by M&T or any of its Subsidiaries following the Effective Time that provide employee benefits and compensation opportunities which are no less favorable in the aggregate than the employee benefits and compensation opportunities that are provided by Hudson and its Subsidiaries to Covered Employees immediately prior to the Effective Time (other than the value of the benefits provided under the ESOP prior to the Closing Date which shall not be considered in determining whether benefits are no less favorable in the aggregate during the period noted above; it being understood that eligibility to participate in a tax-qualified savings plan with an employer matching contribution shall be available to the Covered Employees pursuant to the terms of the applicable plan of M&T as in effect from time to time). Notwithstanding any other provision of this Agreement to the contrary, M&T shall, or shall cause the Surviving Company to maintain the Severance Pay Plan of Hudson City Savings Bank without amendment (except as required by applicable law, including tax law) following the Effective Time (the “Hudson Severance Plan”) and provide each Covered Employee whose employment is terminated (other than a Covered Employee who is terminated under circumstances that constitute a termination for “cause” or under other circumstances not entitling them to severance under the Hudson Severance Plan or who is otherwise party to an individual agreement that provides for severance pay) during the one-year period following the Effective Time with the severance payments and benefits to which the Covered Employee would have been entitled under the Hudson Severance Plan immediately prior to the Effective Time, subject to the terms of the Hudson Severance Plan, including the requirement to sign a waiver and release. In addition, M&T shall, or shall cause the Surviving Company to, (i) provide eligible former employees of Hudson and its Subsidiaries who retired prior to the Effective Time and who participate as of the Effective Time in the retiree medical and life insurance plans maintained by Hudson and identified in Section 3.11(g) of the Hudson Disclosure Schedule (the “Hudson Retiree Welfare Plans”) with the ability to continue to participate in the Hudson Retiree Welfare Plans in accordance with the terms of such plans as in effect from time to time during the period commencing at the Effective Time and ending on the fifth anniversary of the Effective Time, (ii) provide each Covered Employee who retires on or before December 31 of the calendar year in which the Effective Time occurs and who is eligible to participate in the Hudson Retiree Welfare Plans on the date of his or her retirement from M&T with the ability to participate in the Hudson Retiree Welfare Plans in accordance with the terms of such plans as in effect from time to time from his or her applicable retirement date until the fifth anniversary of the Effective Time, (iii) deem Covered Employees who as of immediately prior to the Effective Time satisfy the eligibility requirements of the Hudson Retiree Welfare Plans (but who do not retire on or before December 31 of the calendar year in which the Effective Time occurs) (the “Eligible Hudson Covered Employees”) to have satisfied the eligibility requirements of the M&T Bank Retiree Medical Plan and the M&T Bank Retiree Life Insurance Plan, in each case, as in effect from time to time, and (iv) recognize service credit with Hudson or any of its Subsidiaries for Covered Employees who are not Eligible Hudson Covered Employees and who are not eligible to participate in the Hudson Retiree Welfare Plans in accordance with either of clauses (i) or (ii) of this sentence, for purposes of meeting the eligibility requirements of the M&T Bank Retiree Medical Plan and the M&T Bank Retiree Life Insurance Plan, in each case, as in effect from time to time, to the same extent such service credit was recognized for such purposes by Hudson immediately prior to the Effective Time. After the fifth anniversary of the Effective Time, M&T shall, or shall cause the Surviving Company to provide the retirees of Hudson and its Subsidiaries identified in clause (i) and the retired Covered Employees identified in clause (ii) of the immediately preceding sentence with access to enroll in the M&T Bank Retiree Medical Plan and the M&T Bank Retiree Life Insurance Plan as in effect on the fifth anniversary of the Effective Time (if any) in accordance with the terms of such plans as in effect from time to time, provided that such retirees shall be deemed to satisfy the eligibility requirements of such plans and shall receive credit for their service with Hudson and its Subsidiaries (to the same extent such service was recognized by Hudson prior to such retiree’s retirement from Hudson) for purposes of any employer subsidy as in effect on the fifth anniversary of the Effective Time under the terms of the M&T plans (if any) in accordance with the terms of such plans as in effect from time to time.

(b) To the extent that a Covered Employee becomes eligible to participate in a M&T Benefit Plan, M&T shall cause such employee benefit plan to (i) recognize the service of such Covered Employee with Hudson or its Subsidiaries (or their predecessor entities) for purposes of eligibility, vesting, level of benefits and benefit accrual (other than for purposes of benefit accruals or levels of credit under any M&T Benefit Plan that is a defined benefit pension plan), under such M&T Benefit Plan, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Hudson Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such service credit shall not be recognized (A) for purposes of any plan or arrangement under which similarly-situated employees of M&T and its Subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation, or (B) if such recognition of service would operate to duplicate any benefits of a Covered Employee with respect to the same period of service; and (ii) with respect to any M&T Benefit Plan that provides medical, dental or vision benefits in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, (A) cause any pre-existing condition limitations or eligibility waiting periods under such M&T Benefit Plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such limitation would have been waived or satisfied under the Hudson Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (B) recognize any health expenses incurred by such Covered Employee and his or her covered dependents in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements and any lifetime maximums under any such M&T Benefit Plan.

(c) From and after the Effective Time, subject to the requirements of applicable law, M&T shall honor all obligations to current and former employees of Hudson and its Subsidiaries under the Hudson Benefit Plans, including all employment, change of control or severance agreements entered into by Hudson or its Subsidiaries or adopted by the Board of Directors of Hudson, in each case consistent with the terms of the applicable Hudson Benefit Plan; provided, that with respect to each employment agreement and change of control agreement entered into by Hudson or its Subsidiaries and identified on Section 3.11(a) of the Hudson Disclosure Schedule (each, an “Executive Agreement”), (1) the bonus component of any severance calculation performed pursuant to each such Executive Agreement for Executive Vice Presidents and above shall be no less than the bonus component that would have resulted in respect of a termination of employment on the date hereof as identified on Section 6.5(c) of the Hudson Disclosure Schedule, and (2) the provisions in the Executive Agreements that allow Hudson to elect to cancel a terminating employee’s outstanding stock options and shares of restricted stock in exchange for a cash payment equal to the spread value of the stock options and the value of the restricted stock shall not be applicable.

(d) Hudson and each of its Subsidiaries, as applicable, shall, effective no later than immediately prior to, and contingent upon, the Closing, adopt such resolutions and/or amendments to the ESOP, the ESOP trust or the ESOP Loan documents (if any) (and take any other required action) to (i) effectuate the mechanics relating to the repayment and/or forgiveness of the ESOP Loans contemplated by Section 2.1(a) of this Agreement and to provide for the treatment of the Exception Shares held in the ESOP trust in accordance with Article II of this Agreement and (ii) terminate the ESOP (with distributions to occur upon receipt of a favorable determination letter from the IRS in respect of such termination). No later than five (5) Business Days prior to the Closing Date, Hudson shall provide M&T with (A) certified copies of the resolutions and/or amendments adopted by the Board of Directors (or the appropriate committee thereof) of Hudson or its Subsidiaries, as applicable, authorizing that the ESOP has been terminated, and (B) executed amendments to the ESOP, the ESOP trust and the ESOP Loan documents, as applicable, in form and substance reasonably satisfactory to M&T to effectuate such termination and any other amendments as set forth above.

(e) Nothing in this Section 6.5 shall be construed to limit the right of M&T or any of its Subsidiaries (including, following the Closing Date, Hudson and its Subsidiaries) to amend or terminate any Hudson Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to require M&T or any of its Subsidiaries (including, following the Closing Date, Hudson and its Subsidiaries) to retain the employment of any particular employee of the Company or its Subsidiaries for any fixed period of time following the Closing Date. This Agreement shall inure exclusively to the benefit of, and be binding upon the parties hereto and their respective successors and assigns, and no current or former Employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, M&T shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each present and former director, officer and employee of Hudson and its Subsidiaries or fiduciaries of Hudson or any of its Subsidiaries under Hudson Plans (in each case, when acting in such capacity) (collectively, the “Indemnified Persons”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement.

(b) Subject to the following sentence, for a period of six years following the Effective Time, M&T will provide or purchase director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Hudson or any of its Subsidiaries (determined as of the Effective Time) (providing only for Side A coverage for Indemnified Persons where the existing policies also include Side B coverage for Hudson) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Person as that coverage currently provided by Hudson; provided that in no event shall M&T be required to expend, on an annual basis, an amount in excess of 300% of the aggregate annual premiums paid as of the date hereof by Hudson for any such insurance (the “Premium Cap”); provided, further, that if any such annual expense at any time would exceed the Premium Cap, then M&T will cause to be maintained policies of insurance which provide the maximum coverage available at an annual premium equal to the Premium Cap. At the option of M&T, prior to the Effective Time and in lieu of the foregoing, Hudson shall purchase a tail policy for directors’ and officers’ liability insurance on the terms described in the prior sentence (including subject to the Premium Cap) and fully pay for such policy prior to the Effective Time.

(c) Any Indemnified Person wishing to claim indemnification under Section 6.6(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify M&T; provided that failure to so notify will not affect the obligations of M&T under Section 6.6(a) unless and to the extent that M&T is actually and materially prejudiced as a consequence.

(d) If M&T or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, M&T will cause proper provision to be made so that the successors and assigns of M&T will assume the obligations set forth in this Section 6.6.

Section 6.7 Exemption from Liability Under Section 16(b). Prior to the Effective Time, M&T and Hudson shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of Hudson Common Stock or conversion of any derivative securities in respect of such shares of Hudson Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.8 No Solicitation.

(a) Hudson agrees that it will not, and will cause its Subsidiaries and its Subsidiaries’ officers, directors, agents, advisors, representatives, investment bankers and affiliates (“Representatives”) not to, initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, or engage or participate in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that, in the event Hudson receives an unsolicited bona fide Acquisition Proposal and the Board of Directors of Hudson concludes in good faith that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, Hudson may, and may permit its Subsidiaries and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the Board of Directors of Hudson concludes in good faith (and based on the advice of outside counsel) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso or engaging in any negotiations or substantive discussions, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to Hudson than the Confidentiality Agreement. Hudson will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than M&T with respect to any Acquisition Proposal and will, subject to applicable law, (x) enforce any confidentiality or similar agreement relating to an Acquisition Proposal and (y) promptly request and confirm the return or destruction of any confidential information provided to any person (other than M&T and its Affiliates) pursuant to any such confidentiality or similar agreement. Hudson will promptly (and in any event within 24 hours) advise M&T of any inquiries, proposals or offers with respect to an Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Acquisition Proposal and the material terms thereof (including the identity of the person making such Acquisition Proposal, and, if applicable, copies of any written requests, proposals or offers, including proposed contracts), and will keep M&T promptly apprised of any related developments, discussions and negotiations (including the terms and conditions of any such request, inquiry or Acquisition Proposal or any material changes or developments in the status or terms thereof) on a current basis. Hudson agrees that it shall simultaneously provide to M&T any confidential or nonpublic information concerning Hudson or any of its Subsidiaries that may be provided to any other person in connection with any Acquisition Proposal which has not previously been provided to M&T.

(b) Nothing contained in this Agreement shall prevent Hudson or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

As used in this Agreement, “Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Hudson or any of its Significant Subsidiaries or any proposal or offer to acquire in any manner more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, Hudson or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement, any sale of whole loans and securitizations in the ordinary course and any bona fide internal reorganization.

As used in this Agreement, “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) that the Board of Directors of Hudson concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein, (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law and (iv) after taking into account any revisions to the terms of this Agreement contemplated by Section 6.3(a).

Section 6.9 Takeover Laws. No party will take any action that would cause the transactions contemplated by this Agreement, to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

Section 6.10 Notification of Certain Matters. Hudson and M&T will give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that an unintentional failure to give such notice shall not separately constitute a failure of any condition in Article VII or a basis to terminate this Agreement unless the underlying fact, event or circumstance would independently result in such failure or provide such basis.

Section 6.11 Shareholder Litigation. Hudson shall give M&T the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against Hudson and/or its directors or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without M&T’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.12 No Control of Other Party’s Business. Nothing contained in this Agreement shall give M&T, directly or indirectly, the right to control or direct the operations of Hudson or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Hudson, directly or indirectly, the right to control or direct the operations of M&T or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Hudson and M&T shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.13 Transition. Commencing following the date hereof, and in all cases subject to applicable law, Hudson shall, and shall cause its Subsidiaries to, cooperate with M&T and its Subsidiaries to facilitate the integration of the parties and their respective businesses and operating systems effective as of the Closing Date or such later date as may be determined by M&T. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of Hudson and its Subsidiaries in the ordinary course of business, Hudson shall use its commercially reasonable efforts to cause the employees, officers and representatives of Hudson and its Subsidiaries to provide information, data and support, including information, data and support from their outside contractors and vendors, and to assist M&T in performing all tasks, including equipment installation, reasonably required to result in a successful integration at the Closing or such later date as may be determined by M&T.

Section 6.14 Portfolio Restructuring. During the period commencing on the later of (i) the date of receipt of all Requisite Regulatory Approvals and (ii) the date on which each of the Hudson Shareholder Approval and M&T Shareholder Approval is obtained and until the Closing, the parties shall cooperate in good faith, subject to applicable law and the terms and conditions of any Hudson Regulatory Agreements, to restructure Hudson’s investment securities portfolio, mortgage portfolio and debt capital structure effective immediately prior to the Closing; provided that, for the avoidance of doubt, nothing in this Section 6.14 shall permit Hudson to undertake any action that would otherwise be prohibited pursuant to the terms of Section 5.2. Hudson’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any action which may be jointly undertaken pursuant to this Section 6.14.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approvals. The Hudson Shareholder Approval and the M&T Shareholder Approval shall have been obtained.

(b) Stock Exchange Listing. The shares of M&T Common Stock to be issued to the holders of Hudson Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(d) No Injunctions or Restraints; Illegality. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal consummation of the Merger.

(e) Regulatory Approvals. (i) All required regulatory approvals from the Federal Reserve, the OCC and the New York State Department of Financial Services and under the HSR Act, and (ii) any other regulatory approvals set forth in Sections 3.4 and 4.4 the failure of which to obtain would reasonably be expected to have a material adverse effect on M&T or Hudson, in each case required to consummate the transactions contemplated by this Agreement, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, without the imposition of any Burdensome Condition (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

Section 7.2 Conditions to Obligations of M&T. The obligation of M&T and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by M&T, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Hudson set forth in (i) this Agreement (other than the representations and warranties set forth in Sections 3.1(a), 3.1(c), 3.2(a), 3.3(a), 3.7 and 3.8) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties (other than the representations and warranties set forth in Sections 3.1(a), 3.1(c), 3.2(a), 3.3(a), 3.7 and 3.8) which, individually or in the aggregate, have not had and would not reasonably be likely to have a Material Adverse Effect on Hudson (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded), (ii) Sections 3.1(a), 3.1(c) and 3.3(a) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (iii) Section 3.2(a) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (other than for such failures to be true and correct that are de minimis) and (iv) Sections 3.7 and 3.8 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date.

(b) Performance of Obligations of Hudson. Hudson shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. M&T shall have received a Certificate signed on behalf of Hudson by an executive officer of Hudson certifying as to the matters set forth in Sections 7.2(a) and 7.2(b).

(d) Tax Opinion. M&T shall have received an opinion of Wachtell, Lipton, Rosen & Katz, counsel to M&T, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Wachtell, Lipton, Rosen & Katz will be entitled to receive and rely upon customary certificates and representations of officers of M&T, Merger Sub and Hudson.

Section 7.3 Conditions to Obligations of Hudson. The obligation of Hudson to effect the Merger is also subject to the satisfaction or waiver by Hudson at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of M&T set forth in (i) this Agreement (other than the representations and warranties set forth in Sections 4.1(a), 4.1(c), 4.2(a), 4.3(a), 4.7 and 4.8) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties (other than the representations and warranties set forth in Sections 4.1(a), 4.1(c), 4.2(a), 4.3(a), 4.7 and 4.8) which, individually or in the aggregate, have not had and would not reasonably be likely to have a Material Adverse Effect on M&T (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded), (ii) Section 4.1(a), 4.1(c), and 4.3(a) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date and (iii) Section 4.2(a) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (other than for such failures to be true and correct that are de minimis) and (iv) Sections 4.7 and 4.8 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date.

(b) Performance of Obligations of M&T. M&T shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate. Hudson shall have received a certificate signed on behalf of M&T by an executive officer of M&T certifying as to the matters set forth in Sections 7.3(a) and 7.3(b).

(d) Tax Opinion. Hudson shall have received an opinion of Sullivan & Cromwell LLP, counsel to Hudson, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Sullivan & Cromwell LLP will be entitled to receive and rely upon customary certificates and representations of officers of M&T, Merger Sub and Hudson.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of Hudson or M&T:

(a) by mutual written consent of M&T and Hudson;

(b) by either M&T or Hudson:

(i) if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(ii) if the Merger shall not have been consummated on or before the first anniversary of the date hereof (such date, the “Outside Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(iii) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Hudson, in the case of a termination by M&T, or on the part of the M&T, in the case of a termination by Hudson, which breach, either individually or in the aggregate with other breaches by such party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within the earlier of the Outside Date and 60 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(iv) if the Hudson Shareholder Approval shall not have been obtained at the Hudson Shareholder Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; or

(v) if the M&T Shareholder Approval shall not have been obtained at the M&T Shareholder Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; or

(c) by M&T, if (i) prior to such time as the Hudson Shareholder Approval is obtained, Hudson or the Board of Directors of Hudson (A) submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.3(a), or recommends to its shareholders an Acquisition Proposal other than the Merger, or (B) materially breaches its obligations (x) to call a shareholder meeting pursuant to Section 6.3, (y) to prepare and mail to its shareholders the Joint Proxy Statement pursuant to Section 6.1(a) or (z) under Section 6.8; or (ii) a tender offer or exchange offer for 20% or more of the outstanding shares of Hudson Common Stock is commenced (other than by M&T or a Subsidiary thereof), and the Board of Directors of Hudson recommends that the shareholders of Hudson tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the 10 Business Day period specified in Rule 14e-2(a) under the Exchange Act.

The party desiring to terminate this Agreement pursuant to clause (b) or (c) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 8.2 Effect of Termination. In the event of termination of this Agreement by either Hudson or M&T as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Hudson, M&T, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.14 and 9.15 shall survive any termination of this Agreement, and (ii) neither Hudson nor M&T shall be relieved or released from any liabilities or damages arising out of its fraud or knowing breach of any provision of this Agreement (which, in the case of Hudson, shall include the loss to the holders of Hudson Common Stock of the economic benefits of the Merger, including the loss of the premium offered to the shareholders of Hudson).

Section 8.3 Termination Fee.

(a) In the event that:

(i) (x) prior to the Effective Time and after the date hereof, any person shall have made an Acquisition Proposal, which proposal has been publicly disclosed and not withdrawn or has been made known to senior management of Hudson, or any person shall have publicly announced or made known to senior management of Hudson an intention (whether or not conditional) to make an Acquisition Proposal, (y) thereafter this Agreement is terminated by either party pursuant to Section 8.1(b)(ii) without the Hudson Shareholder Approval having been obtained or Section 8.1(b)(iv) or by M&T pursuant to Section 8.1(b)(iii) and (z) within 18 months after the termination of this Agreement, an Acquisition Proposal shall have been consummated or any definitive agreement with respect to an Acquisition Proposal shall have been entered into (provided that for purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 6.8(b) except that the references to “20%” in the definition of an “Acquisition Proposal” in Section 6.8(b) shall be deemed to be references to “50%”); or

(ii) this Agreement is terminated by M&T pursuant to Section 8.1(c);

then Hudson shall pay M&T a fee, in immediately available funds, in the amount of $125,000,000 (the “Hudson Termination Fee”) (A) in the case of a Hudson Termination Fee payable pursuant to Section 8.3(a)(i), immediately following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any Acquisition Proposal, and (B) in the case of a Hudson Termination Fee payable pursuant to Section 8.3(a)(ii), as promptly as reasonably practicable after termination (and, in any event, within three Business Days thereof). In no event shall Hudson be obligated to pay M&T the Hudson Termination Fee on more than one occasion.

(b) In the event that this Agreement is terminated by either party pursuant to Section 8.1(b)(v) and M&T shall be in material breach of its obligations under Section 6.3(b), then M&T shall pay Hudson a fee, in immediately available funds, in the amount of $125,000,000 (the “M&T Termination Fee”) as promptly as reasonably practicable after termination (and, in any event, within three Business Days thereof). In no event shall M&T be obligated to pay Hudson the M&T Termination Fee on more than one occasion.

(c) Hudson and M&T acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The amounts payable by Hudson pursuant to Section 8.3(b) constitute liquidated damages and not a penalty and shall be the sole monetary remedy of M&T in the event of termination of this Agreement specified in such section. In the event that either party fails to pay when due any amounts payable under this Section 8.3, then (i) such party shall reimburse the other party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed, in whole or in part, after the Effective Time.

Section 9.2 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Hudson; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Hudson, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 9.3 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to M&T or Merger Sub, to:

M&T Bank Corporation One M&T Plaza Buffalo, New York 14203
Attention:	Drew J. Pfirrman
Brian R. Yoshida
Facsimile: (716) 842-5376

with a copy to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention:	Edward D. Herlihy
Lawrence S. Makow
Facsimile: (212) 403-2000

(b) if to Hudson, to:

Hudson City Bancorp, Inc. West 80 Century Road Paramus, New Jersey 07652
Attention:	Denis J. Salamone
Anthony J. Fabiano
Facsimile: (201) 261-1995

with a copy to:

Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004
Attention:	H. Rodgin Cohen ((212) 291-9028); cohenhr@sullcrom.com)
C. Andrew Gerlach ((212) 291-9299;
gerlacha@sullcrom.com)

Section 9.5 Interpretation.

(a) In this Agreement, except as context may otherwise require, references:

(i) to the Preamble, Recitals, Articles, Sections or Exhibits are to the Preamble to, a Recital, Article or Section of, or Exhibit to, this Agreement;

(ii) to this Agreement are to this Agreement, as amended, modified or supplemented in accordance with this Agreement, and the Exhibits to it, taken as a whole;

(iii) to the “transactions contemplated by this Agreement” (or similar phrases) includes the transactions provided for in this Agreement, including the Merger and the Bank Merger;

(iv) to any statute or regulation are to such statute or regulation as amended, modified, supplemented or replaced from time to time; and to any section of any statute or regulation are to any successor to such section;

(v) to any statute includes any regulation or rule promulgated thereunder;

(vi) to any Governmental Entity include any successor to that Governmental Entity; and

(vii) to the date of this Agreement or the date hereof are to August 27, 2012.

(b) The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. The words “include,” “includes” or “including” are to be deemed followed by the words “without limitation.” The words “herein,” “hereof” or “hereunder” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisors, and the parties intend that this Agreement not be construed more strictly with regard to one party than with regard to any other party.

(c) For purposes of this Agreement:

(i) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(ii) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, Buffalo, New York or Paramus, New Jersey are authorized by law or executive order to be closed.

(iii) “knowledge” of any party means, with respect to Hudson, the actual knowledge, after reasonable inquiry, of any of Hudson’s officers listed on Section 9.5(c) of the Hudson Disclosure Schedule and, with respect to M&T, the actual knowledge, after reasonable inquiry, of any of M&T’s officers listed on Section 9.5(c) of the M&T Disclosure Schedule.

(iv) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

Section 9.6 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 9.7 Governing Law; Jurisdiction. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York (provided that the DGCL, including the provisions governing the fiduciary duties of directors, shall govern as applicable). Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the Borough of Manhattan in the State of New York (the “Chosen Courts’”), and, solely in connection with claims arising under this Agreement or the Merger that are the subject of this Agreement, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (d) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.4.

Section 9.8 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

Section 9.9 Publicity. Neither Hudson nor M&T shall, and neither Hudson nor M&T shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of M&T, in the case of a proposed announcement, statement or disclosure by Hudson, or Hudson, in the case of a proposed announcement, statement or disclosure by M&T; provided, however, that either party may, without the prior consent of the other party issue or cause the publication of any press release or other public announcement to the extent required by law, court process or by the rules and regulations of the NYSE or the NASDAQ Global Market, in which case the party required to make the release or announcement shall consult in advance with the other party and shall use its reasonable best efforts to allow the other party reasonable time to comment on such release, announcement or communication in advance of such issuance.

Section 9.10 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each Indemnified Person and his or her heirs and representatives, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies, express or implied, under this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.11 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 9.12 Disclosure Schedule. Before entry into this Agreement, Hudson delivered to M&T a schedule (a “Hudson Disclosure Schedule”) and M&T delivered to Hudson a schedule (a “M&T Disclosure Schedule”), in each case that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV, as applicable, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (ii) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, “Previously Disclosed” means, as applicable, information set forth (i) by Hudson in the applicable section of the Hudson Disclosure Schedule, or any other section of the Hudson Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other section of the Hudson Disclosure Schedule is also applicable to the section of this Agreement in question) or (ii) by M&T in the applicable section of the M&T Disclosure Schedule, or any other section of the M&T Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other section of the M&T Disclosure Schedule is also applicable to the section of this Agreement in question).

Section 9.13 Expenses. Except (i) with respect to costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Hudson and M&T, (ii) all filing and other fees in connection with any filing under the HSR Act, which shall be borne by M&T, and (iii) as otherwise provided in Section 8.3, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 9.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

M&T BANK CORPORATION

By:	/s/ Michael P. Pinto
	Name:	Michael P. Pinto
	Title:	Vice Chairman

HUDSON CITY BANCORP, INC.

By:	/s/ Ronald E. Hermance, Jr.
	Name:	Ronald E. Hermance, Jr.
	Title:	Chairman and Chief Executive Officer

WILMINGTON TRUST CORPORATION

By:	/s/ Mark J. Czarnecki
	Name:	Mark J. Czarnecki
	Title:	Chairman and President